THIRD AMENDED AND RESTATED
ADVISORY AGREEMENT

This THIRD AMENDED AND RESTATED ADVISORY AGREEMENT is entered into as of March 31, 2011, by and among Steben & Company, Inc., a Maryland corporation (“SCI” or the "General Partner”), the Aspect Global Diversified Fund L.P., a Delaware limited partnership (to be re-named the Seneca Global Fund, L.P. as of May 1, 2011, and herein the "Fund"), and Aspect Capital Ltd., a limited liability company incorporated under the laws of England and Wales (the “Advisor”), whose main business address is Nations House, 103 Wigmore Street, London W1U 1QS, England.

RECITAL

WHEREAS, interests in the Fund are offered pursuant to a registration statement on Form S-1 as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2007, and as thereafter amended (SEC File No. 333-148049), under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated by the SEC thereunder (the “SEC Regulations”); and

WHEREAS, the General Partner is registered as a commodity pool operator with the U.S. Commodity Futures Trading  Commission (“CFTC”) and is a member of the National Futures Association (“NFA”), as well as being an investment adviser registered with the SEC and a broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Advisor is a registered commodity trading advisor with the CFTC and a member of the NFA; and

WHEREAS, the Fund, the General Partner and the Advisor entered into an Advisory Agreement as of March 31, 2008 (the “Initial Advisory Agreement”), which Initial Advisory Agreement was thereafter amended and restated as of 23 May 2008 (the “First Amended Advisory Agreement”), which First Amended Advisory Agreement was thereafter amended and restated as of 11 August 2008 (the "Second Amended Advisory Agreement"); and

WHEREAS, in consideration of entering into the Initial Advisory Agreement, the Fund, the General Partner and the Advisor entered into an Exclusivity and Non-Competition Agreement (the “Exclusivity Agreement”); and

WHEREAS, the Fund wishes to continue to retain the Advisor to manage a commodity trading account of the Fund (the “Account”), while also terminating the Exclusivity Agreement; and

WHEREAS, the Fund, the General Partner and the Advisor wish to amend and restate the Second Amended Advisory Agreement in its entirety and enter into this third amended and restated advisory agreement (the “Third Amended Advisory Agreement” or the “Agreement”), to be effective as of May 1, 2011.

NOW THEREFORE, the parties agree as follows:

1.           Advisor's Duties

(a)           The Fund hereby appoints the Advisor as its true and lawful agent and invests it with full power and authority to trade "commodities” and engage in “commodities transactions” (as both terms are defined in Section 1(h) below), for the Account in accordance with the Aspect Diversified Program (the "Program"), pursuant to the terms and conditions of this Agreement. However, nothing in this Agreement or in the Advisor's activities for the Fund shall cause the Advisor to be a partner of, joint venturer with or have a similar relationship to the General Partner or any other trader for the Fund.

(b)           The Advisor will use all reasonable efforts to generate profits for the Account, but makes no assurance that the Account will be profitable or not incur losses.

(c)           In managing the Account pursuant to this Agreement and all other similar accounts which the Advisor manages from time to time, the Advisor will manage the Account and all such other similar accounts in a good faith effort to achieve an equitable treatment of all accounts under management over time, taking into account the different investment mandates and investment strategies applicable to such accounts, current positions of an account, the relative capitalization and cash availability of an account, leverage ratios and other relevant considerations.

(d)           If position limits restrict the number of positions the Advisor may establish for the Account, it shall use its reasonable efforts to allocate transaction orders equitably between the Account and the other accounts it manages.  In any event, the Advisor shall at all times use its reasonable endeavors to implement a fair and consistent allocation policy which aims to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the various accounts managed by the Advisor.

(e)           The Advisor may combine orders for the Fund with the Advisor’s own orders or orders of any Associate of the Advisor (as defined in the FSA Rules, further details of which are provided below), or of some other person connected with the Advisor, or with the orders of any other client of the Advisor. However, the Advisor will only combine orders where the Advisor reasonably considers that it is unlikely that the aggregation of orders will work overall to the Account’s and the Fund’s disadvantage. Such combination of orders may, on some occasions, produce a more favorable price and, on others, a less favorable price than that which the Account would have obtained had the Account’s order been executed separately.

(f)           The Advisor shall give up trades for the Account to Newedge USA LLC, J.P.Morgan Futures, Inc.  or such futures commission merchants or currency forward counterparties as is mutually agreed upon by the Advisor and the General Partner (each an “FCM”).  The Advisor may select its own executing and/or floor brokers for execution of trades and give-up to the FCM.  The Advisor is not responsible for the brokerage commission rates charged to the Fund.  All purchases and sales of commodities for the Account shall be for the Account and at the risk of the Account.  All commissions and expenses arising from the trading of, or other transactions in the course of the administration of the Account, shall be charged to the Fund.  The Advisor is not responsible for the actions of the FCMs, executing and/or floor brokers.  The General Partner and the Fund hereby appoint the Advisor to negotiate and execute “give-up” agreements for the Account on behalf of the Fund.

(g)           The Advisor shall promptly advise the General Partner of any occurrence that renders the Disclosure Document (as defined below) materially inaccurate or materially incomplete, whether as of the date of the Disclosure Document or a later date. The General Partner and the Fund hereby represent and warrant to the Advisor that they have read and understood the Advisor's Commodity Trading Advisor Disclosure Document dated February 1, 2011 that is set out in Schedule 1 to this Agreement, as amended from time to time (the “Disclosure Document”), as filed with the CFTC and the NFA and are aware of the risks inherent in the Program. The Advisor shall promptly furnish the General Partner with a copy of any updated or revised version of the Disclosure Document, including supplements thereto.

(h)           As used in this Agreement, the terms “commodities” and “commodity transactions” shall mean and include, without limitation, all and any futures contracts, forward contracts, swaps, options on futures contracts and physical commodities, spot (cash) commodities, currencies, financial instruments (excluding the cash management activities of the Fund, which may include certificates of deposit, U.S. Treasuries and U.S. Agency securities, commercial paper and any other securities approved by the CFTC for investment of customer funds).

(i)           The Advisor may, in its sole discretion, make changes to the Program, from time to time as a result of its ongoing commitment to research and development.  Any such change will not be deemed to constitute a material change to the Program and may be made without prior notification to the Fund.  Any material change to the Program’s Investment Objective and Investment Policy, each as described in the Disclosure Document, (such change to be determined as material in the Advisor’s reasonable discretion), will only be made upon giving the Fund at least 20 business days’ prior written notice.  For the avoidance of doubt, the addition and/or deletion of commodity interests from the Account shall not be deemed a change in the Program’s Investment Objective and Investment Policy and prior written notice to the Fund shall not be required.

(j)           The General Partner may override any trading instructions by the Advisor if: (i) the General Partner, in its sole discretion, determines them to be in violation of any trading policy of the Fund (as set forth in the Fund’s limited partnership agreement); (ii) to the extent that the General Partner’s overriding is necessary for the protection of the Fund; (iii) to terminate the commodities trading of the Fund; (iv) to comply with applicable laws or regulations; or (v) as and to the extent necessary, upon the failure of the Advisor to comply with a request to make the necessary amount of funds available to the Fund within five (5) days of such request, to fund distributions or redemptions or to pay the expenses of the Fund; provided that (x) the Fund shall inform the Advisor that it has overridden a trading instruction as soon as reasonable practicable after doing so; and (y) the Fund and the General Partner hereby acknowledge that any such override may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

(k)           The Advisor may, without prior reference to any other party, arrange, recommend and/or effect transactions in which, or provide services in circumstances where, the Advisor has, directly or indirectly, an interest or a relationship of any description with another party which may involve a potential conflict with the Advisor’s duty to the Fund.  The Advisor shall not be liable to account to the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Advisor’s fees shall not, unless otherwise provided, be abated thereby. Potential conflicting interests or duties may arise because, for example: (i) the Advisor and its directors, officers and employees may invest in certain funds managed by the Advisor, and may trade for their own proprietary accounts; (ii) any of the Advisor’s directors, officers or employees: (A) holds or deals in investments which are held or dealt in on behalf of the Fund; or (B) is a director of, holds or deals in securities of or is otherwise interested in, any company whose securities are held or dealt in on behalf of the Fund; (iii) the Advisor provides discretionary investment management services to other clients and accordingly the Advisor may operate similar trading strategies to the Program for more than one client; (iv) the transaction is in securities issued by a client of the Advisor; (v) the Advisor deals on behalf of the Fund with or through an “Associate” (as defined in the Conduct of Business sourcebook component of the Handbook of Rules and Guidance of the UK Financial Services Authority, as amended and replaced from time to time) (the “FSA Rules”); and (vi) the Advisor may act as agent for the Fund in relation to transactions in which it is also acting as agent for the account of other clients.

(l)           On the basis of information available to the Advisor, the Advisor will categorize the Fund as a Professional Client (as defined by the FSA Rules) and the Fund will benefit from those regulatory protections afforded to that category in the FSA Rules.  In consequence the Fund acknowledges that it will not receive the benefit of certain regulatory protections afforded to Retail Clients (as defined by the FSA Rules) including but not limited to:

(i)	imposing requirements as to the form, content and timing of information provided to Retail Clients, including periodic reports and standard-form packed product disclosures;
(ii)	requiring additional information to be obtained from Retail Clients to assess the suitability or appropriateness of certain services provided;
(iii)	requiring Best Execution for Retail Clients to be determined in terms of total consideration, with other factors only being given precedence in limited circumstances;
(iv)	placing certain limitations on the outsourcing of portfolio management to a service provider located in a non-EEA country;
(v)	regulating the handling and recording of complaints by Retail Clients; and
(vi)	conferring rights of access to the United Kingdom Financial Ombudsman Service.

Where the Fund might otherwise be categorized as an Eligible Counterparty, the Advisor's categorization of the Fund as a Professional Client is based on the fact that the Advisor is not permitted to treat clients as Eligible Counterparties in relation to the services provided under this Agreement. The Fund acknowledges that it has the right to request treatment as a Retail Client. The Advisor retains the right to not act as a discretionary investment manager for the Fund in the event that the Fund requests categorization as a Retail Client.

For the purposes of this Agreement, “Best Execution” means, in relation to the Advisor’s execution of a transaction or the placing of an order with other persons for execution that result from the Advisor providing services to the Fund, the best possible result for the Fund in accordance with the Advisor’s execution policy for complying with the Advisor’s obligation to obtain Best Execution (the information on which is set out in the document entitled "Information on the Advisor's Execution Policy" and which has been disclosed to the Fund at Schedule 2 hereto, as amended from time to time, which amendments may be delivered via the Advisor's website as set forth in Section 8(d) (the "Execution Policy")).

(m)           The Advisor will continue to provide the Fund with statements and other information about transactions on the basis set out in the Agreement.  The Advisor will not provide information about executed transactions on a transaction by transaction basis.

2.           Compensation

(a)           The Fund will pay the Advisor:

(i) a monthly management fee on the Account's Net Assets (as defined in §2(b) below), at the end of the month, equal to 0.125% (1.50% annually); and

(ii) a quarterly incentive fee of 20% of any "Trading Profits" (as defined in Section2(c) below), generated by the Advisor in the Account during the quarter.

Payment shall be made within 20 days after the month-end for management fees and quarter-end for incentive fees after an invoice has been provided to the Fund by the Advisor.

If this Agreement is terminated on a date other than the last day of a month, the management fee described above shall be determined as if such date were the end of a month. If this Agreement is terminated on a date other than the last day of a quarter, the incentive fee described above shall be determined as if such date were the end of a quarter.

(b)           "Net Assets" are the amount of assets deposited in the Account maintained by the Fund with the FCM plus any notional funds which may be allocated to the Advisor, as increased or decreased by any commodity trading gains or losses (realized and unrealized) in the Account(s) during the month, and decreased by any accrued but unpaid management or incentive fees from a previous month.

(c)           "Trading Profits" are the sum of: (i) the net of all realized profits and losses on commodity positions liquidated in the Account during the quarter, plus (ii) the net of all unrealized profits and losses net of accrued brokerage commissions on Account commodity positions open as of the quarter-end; minus: (iii) the net of all unrealized profits and losses on Account commodity positions open at the end of the previous quarter-end, and (iv) any cumulative net realized losses (which shall not include incentive fee expenses) from the Advisor's trading of the Account carried forward from all previous quarters since the last quarter for which an incentive fee was payable to the Advisor, and (v) any management fees paid or accrued to the Advisor.  Trading Profits will be calculated solely on the basis of Fund assets allocated to the Advisor.  Trading Profits shall not include interest income earned in the Account.  Trading Profits shall be calculated on the basis of assets allocated to the Trading Advisor. In determining “Trading Profits,” any trading losses generated by the Advisor for the Account in prior periods are carried forward, so that the incentive fee is paid only if and to the extent the profits generated by the Advisor for the period exceed any losses (excluding losses relating to redeemed Units, as defined in Section 11(c) of this Agreement) from prior periods.  The loss carry-forward is proportionally reduced if and to the extent the Fund reduces the amount of assets allocated to the Advisor during a period that a loss carry-forward exists.

(d)           With regard to the carry-forward loss referred to in Section2(c)(iv), if the Fund withdraws funds from the Account during a period (whether by reason of redemptions, distributions, or reallocations of assets) when there is such a carry-forward loss, the loss shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Account's Net Assets immediately before the withdrawal.

(e)           If any payment of incentive fees is made to the Advisor and the Advisor thereafter fails to earn Trading Profits or experiences losses for any subsequent incentive fee period, the Advisor shall be entitled to retain such amounts of incentive fees previously paid to the Advisor in respect of such Trading Profits.

3.            Trading Level and Cash Management

(a)           The Advisor shall trade the Account according to the Program (at its standard annualized volatility) at the initial trading level advised by the Fund or the General Partner by email to subscriptions@aspectcapital.com on or around the date of this Agreement. Thereafter, the Fund or General Partner may, upon 1 business days notice (or such shorter period as the Advisor may agree) by email to subscriptions@aspectcapital.com, request an increase or decrease in the trading level (e.g. to reflect a subscription to or redemption from the Fund or a change in the gearing/targeted volatility of the Fund). Upon receipt of such notice, the Advisor shall take all steps reasonably necessary to implement the revised requested trading level including, where a decrease is requested, using best endeavours to liquidate positions having consideration for prevailing market conditions. In the absence of any request to revise the trading level, the trading level shall remain the same, save for adjustments at each month-end to reflect positive or negative performance.

(b)           The General Partner, on behalf of the Fund, and not the Advisor, shall manage the non-commodity transactions of the Fund, such as the purchase of U.S. Treasury bills and other fixed income securities. For the avoidance of doubt, the Advisor shall not provide any cash management services in relation to the Account, including the sweeping of currency balances to the base currency of the Account or the hedging of the Account's currency exposures save that when FX forward contracts are rolled each month, the Advisor will provide reasonable assistance to the FCM to enable the FCM to convert all currency balances into the base currency of the Account.

4.           Discretionary Trading and Funds Transfer Authorization

The Fund hereby authorizes the Advisor to place orders, in the Advisor's discretion, for the execution of commodity transactions for the Account. The Fund constitutes and appoints the Advisor as its attorney-in-fact for such purpose, with full authority to act on the Fund's behalf (except that the Advisor shall not have any authority to withdraw any funds, securities or other property from the Account). Upon the Advisor's request, the General Partner shall deliver to the Advisor, and renew when necessary, a Commodity Trading Authorization form to the above effect.

5.           Account Statements; Errors

(a)           The Advisor shall notify the Fund as soon as reasonably practicable after the Advisor becoming aware of any single human error in the transmission of an order for the Account that directly results in a loss to the Account equal to or greater than 50 basis points (0.5%) of the notional trading level of the Account (“Material Loss”), such Material Loss being determined by the Advisor, acting reasonably and in good faith, in accordance with the Advisor’s allocation policy (a “Material Trading Error”).  In such circumstances, the Advisor shall provide the Fund with all information that may be reasonably required by the Fund in order to determine the nature and circumstances of the Material Trading Error, and the Advisor shall agree with the Fund as soon as reasonably practicable the appropriate action (if any) to take.

(b)           Subject to the following, all risks relating to transactions on behalf of the Account (including any trading or system error) shall be borne by the Fund as principal and, accordingly, all gains or losses accruing on the Account shall belong to or be borne by the Fund. However, the Advisor shall assume financial responsibility for each Material Trading Error to the extent that such Material Trading Error arises as a direct result of the negligence of the Advisor.

6.           Advisor's Representations

The Advisor represents that:

(a)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor, and when duly executed and delivered by the Fund and the General Partner, will be a valid and binding contract of the Advisor enforceable in accordance with its terms.

(b)           The Disclosure Document is, in all material respects, accurate and complete as of the date of this Agreement.

(c)           The Advisor (i) agrees to act as a commodity trading advisor to the Fund, and specifically, to exercise discretion with respect to the assets of the Fund allocated to it upon the terms and conditions set forth in this Agreement  and (ii) shall have sole authority and responsibility for directing the investment and reinvestment of the assets directly allocated to it in commodities for the term of this Agreement.

 (d)         Subject to reasonable assurances of confidentiality by the General Partner and the Fund, provide the General Partner, within 30 calendar days of a request by the General Partner, with information comparing the performance of the Fund’s account and the performance of the Aspect Diversified Fund over a specified period of time.  In providing such information, the Advisor may take such steps as are necessary to assure the confidentiality of the Advisor’s clients’ identities.  The Advisor shall, upon the General Partner’s request, consult with the General Partner concerning any discrepancies between the performance of such other accounts and the Account.  The General Partner acknowledges that different trading programs, strategies or implementation methods may be utilized for different accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts which have different portfolios or different fiscal years and that such differences may cause divergent trading results.

7.           General Partner’s and Fund's Representations and Covenants

The General Partner and the Fund represent that:

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(a)	This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding contract of the General Partner and the Fund enforceable in accordance with its terms.

(b)	The Fund is duly formed and validly existing as a limited partnership, with full power to carry out its obligations under this Agreement and its operative documents.

(d)
The prospectus pursuant to which the Fund's interests are and will be offered, as amended and supplemented from time to time, (collectively, the "Prospectus") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the Commodity Exchange Act of 1936, as amended (the "CEA"), the Securities Act of 1933, as amended (the "1933 Act"), and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the General Partner by the Advisor, including, without limitation, all references to the Advisor and its affiliates (as defined in Section8(h) below), controlling persons, shareholders, partners, directors, officers and employees, as well as to such Advisor's trading approach and performance history.

(e)
The General Partner is duly formed and validly existing as a Maryland corporation with full power and authority to carry out its obligations under this Agreement and is registered with the Commodity Futures Trading Commission (“CFTC”), as a commodity pool operator and is a member of the National Futures Association “(NFA”).

(f)	The Fund is a "qualified eligible person" as that term is defined in CFTC Regulation 4.7 and consents to being treated as "exempt" for the purposes of CFTC Regulation 4.7.

(g)	The Fund is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the CEA).

(h)
The Fund will make to the Fund's investors (the "Members") all disclosures necessary with respect to the retention of the Advisor to manage the Account to comply with the CEA, the CFTC's regulations thereunder, the rules and regulations of the NFA and the applicable state and federal securities laws and regulations.

(i)
There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Fund or the General Partner, threatened against the Fund and/or the General Partner, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrument or any self-regulatory organization or any commodity exchange.

(j)	The Advisor, either alone or in conjunction with its affiliates, is not an organizer or promoter of the Fund.

(k)	The Fund is not entering into this Agreement as a consequence of any advice given to it by the Advisor.

(l)	The Fund is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(m)
Neither the General Partner nor the Fund shall: (A) bring the operations of the Fund into the United Kingdom; (B) change the Fund’s domicile to the United Kingdom; or (C) move the General Partner’s domicile to the United Kingdom for VAT purposes.

(n)
The Fund is not a "benefit plan investor" (as defined below) and the Fund agrees to notify the Advisor immediately if the Fund becomes a benefit plan investor. As used herein, "benefit plan investor" means (1) any "employee benefit plan" as defined in, and subject to the fiduciary responsibility provisions of, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (2) any "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and (3) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold "plan assets" of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA).

(o)
The Fund will maintain in place, and act in compliance with, agreements with the FCM(s) that are sufficient (including as to trading and credit limits) so as to enable the Advisor to: (1) apply the Program in relation to the Account in accordance with the designated trading level (as adjusted from time to time); and (2) provide any other services to the Fund contemplated under this Agreement. The Fund will promptly notify the Advisor if any such agreement is terminated or is amended so as to prevent the Advisor in any way from providing the services under this Agreement to the Fund.

(p)
The Fund and the General Partner each has in place all regulatory approvals, licences and/or exemptions as may be necessary in order for it to enter into and perform its obligations under this Agreement.

(q)	The offer and sale of Fund interests will be conducted in accordance with all applicable federal and state laws and regulations.

®	The General Partner will be responsible for compliance with the USA Patriot Act and related anti money laundering regulations with respect to the Fund and its limited partners (investors).

(s)
The above representations and warranties shall be continuing during the term of this Agreement and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner will promptly notify the Advisor.

8.           Execution Policy

(a)           When executing transactions or placing orders with other persons for execution that result from the Advisor providing the services on behalf of the Fund, the Advisor shall take all reasonable steps to obtain Best Execution (in such manner as that obligation may be satisfied under the FSA Rules) and shall act in good faith and with due diligence in its choice and use of any counterparties.

(b)           The Fund consents to the Execution Policy and to the Advisor effecting transactions on the Fund’s behalf outside a regulated market or multilateral trading facility (as such terms are defined in the FSA Rules).

(c)           The Fund and the General Partner acknowledge that if the Fund or the General Partner give the Advisor a specific instruction in relation to the execution of an order, this may prevent the Advisor from taking the steps that the Advisor has designed and implemented in the Execution Policy to obtain the best possible result for the execution of that order or in respect of the elements covered by that instruction.  The Advisor may in its absolute discretion choose whether to follow any such instruction from the Fund or the General Partner.  In the event that the Advisor does choose to follow the Fund or the General Partner’s instruction, the Advisor will discharge its execution obligations in relation to the order or the specific aspect of the order to which the Fund or the General Partner’s instruction relates.

(d)           The Advisor shall ensure that the Fund has access to and/or is notified by email of amendments to the Execution Policy that are material in the context of this Agreement, no less than 21 days before those amendments take effect. In this respect, the Fund represents that it has regular access to the internet and has provided the Advisor with a suitable email address and consents to the Advisor providing the Fund with information including, without limitation, information concerning amendments to the Execution Policy and information about the nature and risks of investments by posting such information on the Advisor's website at www.aspectcapital.com (or such other website as the Advisor may from time to time notify to the Fund). Upon any such email notification, the Fund will be deemed to have consented to any such material change.

9.           Marketing and Other Related Matters

(a)           The General Partner shall be responsible for the preparation and distribution of the marketing and due diligence material for the Fund and the Advisor shall provide the General Partner with reasonable assistance with regards to the preparation of such portion of the marketing material designed for the Fund that is related to the Advisor.

(b)           The General Partner shall ensure that all disclosures or references with regard to the Advisor in all marketing and due diligence material (including the Prospectus) are based solely upon and are in conformity with information furnished by the Advisor for inclusion in such marketing and due diligence material.

10.           Exculpation; Indemnification

(a)           Exculpation of the Advisor by the Fund. Except as otherwise set forth herein, the Advisor shall not be liable to the Fund, its Affiliates, successors or permitted assigns for any loss, claim, damage, charge or liability to which they may become subject except by reason of its acts or omissions taken or omitted due to willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken in the best interests of the Fund. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(b)           Exculpation of the Advisor by the General Partner. Except as otherwise set forth herein, the Advisor shall not be liable to the General Partner, its Affiliates, successors or permitted assigns for any loss, claim, damage, charge or liability to which they may become subject except by reason of its acts or omissions taken or omitted due to willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken, or not opposed to, in the best interests of the Fund.  The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(c)           Indemnification By the Advisor. The Advisor agrees to indemnify and hold harmless each of the Fund and the General Partner and each Affiliate thereof against any loss, claim, damage, charge or liability to which they (or such Affiliate) may become subject to under the 1933 Act, the CEA or otherwise, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon (i) any misrepresentation or breach of any warranty, covenant or agreement of the Advisor contained in this Agreement or (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (in each case under this clause (ii) to the extent, but only to the extent, that such untrue statement or omission was regarding the Advisor and made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA.

(d)           Indemnification By the Fund. The Fund agrees to indemnify and hold harmless the Advisor and each of its Affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its Affiliates may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Fund contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information regarding the Advisor that was furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a commodity trading advisor of the Fund if the Advisor acted in good faith and in a manner which it reasonably believed to be in the best interests of the Fund and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Fund; or (v) any act or omission with respect to the Fund of any other commodity trading advisor of the Fund.

(e)           Indemnification By the General Partner. The General Partner agrees to indemnify and hold harmless the Advisor and each of its Affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its Affiliates may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Fund or the General Partner contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information regarding the Advisor that was furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a commodity trading advisor of the Fund if the Advisor acted in good faith and in a manner which it reasonably believed to be in, or not opposed to, the best interests of the Fund and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Fund or the General Partner; or (v) any act or omission with respect to the Fund of any other commodity trading advisor of the Fund.

 (f)           Limitations. None of the indemnifications contained in this Section shall be applicable to default judgments, confessions of judgment or settlements entered into by any indemnified party claiming indemnification without the prior consent of the indemnifying party.

 (g)           Notice and Defense of Claims. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, that party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section. In case any such action is sought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, but shall continue to be liable to the indemnified party in all other respect as heretofore set forth in this Section.

 (h)           Retention of Separate Counsel. If the indemnified party reasonably determines that its interest is or may be adverse to the indemnifying party's or that there may be a legal defense available to the indemnified party that is different from, in addition to or inconsistent with a defense available to the indemnifying party, the indemnified party may retain its own counsel and shall be indemnified by the indemnifying party for any expenses reasonably incurred in investigating or defending the action.

 (i)           Advances. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the indemnifying party in the event indemnification is not permitted under this Section upon final disposition or settlement.

 (j)           Survival. The provisions of this Section shall survive the termination or expiration of this Agreement.

 (k)           “Affiliate” means general partner, officer, director, employee, or shareholder, and any general partner, officer, director, employee or shareholder of such shareholder.

11.           Term

 (a)           Term and Renewal.  This Agreement shall continue in effect for a period of one year following the date first written above.  Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Fund or the Advisor, upon one week's written notice given prior to the original termination date or any extended termination date, shall notify the other party of its intention not to renew.

 (b)           Termination. Notwithstanding Section 11(a) hereof, this Agreement shall terminate:

 (i)           upon written notice by any party to this Agreement to the other of a material breach by the receiving party of any representation, warranty, covenant or agreement set forth in this Agreement, and such material breach has not been remedied within thirty (30) days of such notice;

 (ii)           upon written notice by any party to this Agreement to the other that it has determined, in good faith, that such termination is required for legal, regulatory, reputational or fiduciary reasons;

 (iii)           upon written notice by any party to this Agreement to the other that the Fund is to be wound up or dissolved; or

 (iv)           upon sixty (60) days’ prior written notice by any party to this Agreement to the other.

 (c)           Termination of the Fund. The General Partner may terminate the offering of limited partnership interests (“Units”), of the Fund in any jurisdiction, or may determine to terminate the Fund itself, at any time.  Upon termination of the Fund, this Agreement may be terminated by the Fund upon seven (7) days prior written notice to the Advisor and, if this Agreement is so terminated, neither the Fund nor any of its officers, directors, agents or employees shall thereafter have any further obligation to the Advisor under this Agreement except to the extent that there may be advisory fees due to the Advisor prior to any such termination, duties of confidentiality and except for the requirements of the indemnification provisions set forth in Section 10 of this Agreement, and neither Advisor, nor any of Advisor’s directors, agents or employees, shall thereafter have any further obligation to the Fund, the General Partner or its officers under this Agreement.

 (d)           The Fund and the General Partner hereby acknowledge that any such liquidation of positions in the circumstances contemplated in this Section 11 or further to Section 3 may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

12.           Arbitration

The parties agree that all controversies which may arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement or any other agreement between the parties hereto, whether entered into prior, on or subsequent to the effective date of this Agreement, shall be determined by arbitration, and in accordance with the rules then obtaining of the NFA, or if no such rules are then in effect, then the rules then obtaining of the Chicago Board of Trade; provided, however, that (a) the arbitrator(s) shall be experienced in the matters to be under dispute, (b) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (c) the arbitrator(s) shall state the reasons for the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction. Such arbitration shall be held in the State of New York.

13.           Confidentiality

 (a)           The Fund, the General Partner and their employees or agents acknowledge that all details relating (but not limited) to the Program, the Advisor’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information (including, for the avoidance of doubt, commodity interest trading advice provided by the Advisor and the terms of this Agreement) (the “Aspect Confidential Information”) are proprietary in nature and strictly confidential and the Fund and the General Partner acknowledge its proprietary nature and agree to keep all such Aspect Confidential Information secret and strictly confidential in accordance with Section 13(b).  Any commodity trading advice shall not be disseminated in whole or in part, directly or indirectly, to any of the Fund’s limited partners, brokers, brokers' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Fund or except as required by any applicable law or regulation. Nothing contained in this Agreement shall require the Advisor to disclose any details relating to the Aspect Confidential Information.

 (b)           Each party shall treat as strictly confidential all confidential information received or obtained from the other party as a result of entering into or performing this Agreement (including the Aspect Confidential Information) (the “Confidential Information”) save that each party may disclose Confidential Information:

1.	to the extent required by applicable law;
2.	to the extent required by any securities exchange or regulatory or governmental body to which that party is subject;
3.	to its employees who reasonably need to know such information to perform their duties;
4.
to its professional advisers provided that such persons are bound by a duty of confidentiality substantially the same as that of the disclosing party under this Agreement in respect of the Confidential Information disclosed;

x

5.	where the Confidential Information has come into the public domain through no fault of the disclosing party; or
6.	where the other party has given prior written approval to the disclosure of the Confidential Information;

PROVIDED THAT any Confidential Information disclosed pursuant to Sections 13(b)(1) or 13(b)(2) shall be disclosed only after a notice has been given to the other party, unless it is not reasonably practicable to do so in the circumstances.

 (c)           The Fund and the General Partner agree that because of the proprietary nature of the information described in Section 13(a), damages may not be an adequate remedy for any breach of the obligations of the Fund or the General Partner under this Section 13 and therefore agrees that the Advisor will be entitled to seek specific performance and any other form of equitable or interim remedies to protect its interests and enforce the obligations of the Fund and/or the General Partner under this Section 13.

 (d)           The Fund and the General Partner agree that they shall not copy, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of the Aspect Confidential Information other than as specifically envisaged by the terms of this Agreement.

 (e)           The obligations in this Section 13 to keep any such data strictly confidential shall continue to apply after the expiry or termination of this Agreement, howsoever terminated.

14.           Miscellaneous

 (a)           Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.  This Agreement amends and restates, in its entirety, all previous investment management agreements relating to the Fund between the parties hereto, including the Initial, First and Second Amended Advisory Agreements.  Notwithstanding anything to the contrary in this Agreement, whether express or implicit, the parties to this Agreement agree that to the extent that any information is to be provided to the Fund in relation to the FSA Rules, including without limitation, the Execution Policy or the Advisor's written conflicts of interest policy, then such information is solely in relation to the obligations on the Advisor as an FSA regulated firm subject to Markets in Financial Instruments Directive 2004/39/EC (“MiFID”) and shall not form any contractual obligations on the Advisor.

 (b)           Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

 (c)           Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

 (d)           Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

 (e)           Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):

If to the Fund	Steben & Company, Inc.
and the General	2099 Gaither Road, Suite 200
Partner:	Rockville, Maryland 20850, United States
Attention: President

If to the Advisor:	At the address on page one

 (f)           Survival. Any provisions of this Agreement which are required to give effect to any termination of this Agreement or its consequences shall survive the termination of this Agreement.

 (g)           Governing Law. This Agreement shall be governed by and construed in accordance with New York law (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).

 (h)           Agreement Not Exclusive. The services provided by the Advisor hereunder are not to be deemed exclusive. The Fund and General Partner acknowledge that, subject to the terms of this Agreement, the Advisor may render advisory, consulting and management services to other clients for which it may charge fees similar or different from those charged to the Fund. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Fund.

 (i)           Independent Contractor. This Agreement is not a contract of employment, and nothing contained herein shall be construed to create an exclusive relationship or the relationship of employer or agent and principal or a joint venture or Fund between the parties hereto, except as otherwise expressly set forth herein. Each of the Fund, the General Partner and the Advisor is an independent contractor and shall be free to exercise its judgment and discretion with regard to the conduct of its business except as otherwise limited herein.

 (j)           Dealing Arrangements. The Advisor does not enter into Dealing Arrangements (being arrangements in accordance with the FSA Rules for the receipt of goods or services that relate to the execution of trades or the provision of research, under which the Advisor executes customer orders in any of the designated investments specified in the FSA Rules). Certain brokers or third parties may introduce clients to the Advisor without being separately remunerated for such services to the extent that is permitted under the FSA Rules. The Advisor has identified the potential conflicts of interest that may arise as a result of such arrangements in its conflicts of interest policy so as to ensure as far as possible that such arrangements shall not impair compliance with the Advisor's duty to act in the best interests of the Fund. Further information on such arrangements shall be disclosed to the Fund on request.

 (k)           Complaints. The Advisor has in operation a written procedure in accordance with the FSA Rules for the effective consideration and proper handling of complaints from customers. All formal complaints should in the first instance be made in writing to the Compliance Officer of the Advisor at the address stated in this Agreement. The Fund, as a Professional Client, has no right of complaints to the Financial Ombudsman Service in respect of any act or omission of the Advisor which is or is alleged to be in breach of the FSA Rules.

 (l)           Financial Services Compensation Scheme. FSA-regulated business conducted by the Advisor pursuant to this Agreement is covered by the Financial Services Compensation Scheme to the extent that the Fund is an "eligible claimant" (as defined in the FSA Handbook). The Financial Services Compensation Scheme compensates eligible claimants for losses suffered as a result of the inability of an FSA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of a firm's insolvency). Most types of designated investment business are covered for 100 per cent of the sum owed, to a maximum compensation of £50,000 per eligible claimant. The Fund may be an eligible claimant (as defined by the FSA Handbook) in relation to compensation. Accordingly, depending on the specific circumstances of each case, the Fund may have a right to make a claim for compensation under the Financial Services Compensation Scheme in respect of an inability of the Advisor to satisfy a claim made against it by the Fund.

 (m)           Information about Executed Transactions. The Fund acknowledges and agrees that: (1) the FCM(s) are responsible for providing the Fund with information about executed transactions on the instructions of the Advisor; and (2) the Advisor shall not be required to provide the Fund with any confirmations, reports, statements, valuations or other information (including position and trade information) regarding the Account or transactions conducted by the Advisor on behalf of the Fund other than those which the Advisor and the Fund expressly agree should be provided and other than a periodic statement which the Advisor shall, in accordance with the FSA Rules, provide to the Fund (or shall procure that such a statement is provided to the Fund) at least once in every calendar year, the contents of any such periodic statement to be at the discretion of the Advisor.

 (n)           Investment Objectives.  The Fund confirms that, save as set out in the Investment Objective and the Investment Policy, its investment objectives with respect to the Account do not include any limits or restrictions on the length of time for which it wishes to hold any particular investment, any preference regarding risk taking, any particular risk profile or any particular purpose for its investment activities.

 (o)           Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, all of which together shall constitute one original Agreement.  Signatures of representatives of the parties as received by facsimile machine shall constitute “original” signatures.  Any reproduction of this Agreement by reliable means will be considered an original of this contract.

 (p)           Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS COMMENT UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF this Agreement has been executed for and on behalf of the undersigned as of the date first above written.

Aspect Global Diversified Fund LP

Aspect Capital Limited
/s/ John H. Grady

Name: John H. Grady	/s/ Simon Rockall

Title: COO	Name: Simon Rockall

Date: 3/28/11	Title: Director

Date: 3/31/11
Steben & Company, Inc.

/s/ John H. Grady

Name: John H. Grady

Title: COO

Date: 3/28/11

SCHEDULE 1

DISCLOSURE DOCUMENT

[begins on next page]

Aspect Capital Limited	Disclosure Document As of February 1, 2011

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS TRADING PROGRAM NOR HAS THE  COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DISCLOSURE DOCUMENT

OF

ASPECT CAPITAL LIMITED

A LIMITED LIABILITY COMPANY INCORPORATED
UNDER THE LAWS OF ENGLAND AND WALES AND
REGISTERED WITH
THE COMMODITY FUTURES TRADING COMMISSION
AS A COMMODITY TRADING ADVISOR

Nations House
103 Wigmore Street
London WIU 1QS, England
Telephone:  +44 20 7170 9700

THE DATE ON WHICH ASPECT CAPITAL LIMITED FIRST INTENDS TO USE THIS DISCLOSURE DOCUMENT IS FEBRUARY 1, 2011, AND THIS DISCLOSURE DOCUMENT MAY NOT BE UTILIZED PRIOR TO SUCH DATE OR AFTER NOVEMBER 1, 2011.

THE DELIVERY OF THIS DISCLOSURE DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DISCLOSURE DOCUMENT.

i

RISK DISCLOSURE STATEMENT

THE RISK OF LOSS IN TRADING COMMODITY INTERESTS CAN BE SUBSTANTIAL.  YOU SHOULD THEREFORE CAREFULLY CONSIDER WHETHER SUCH TRADING IS SUITABLE FOR YOU IN LIGHT OF YOUR FINANCIAL CONDITION.  IN CONSIDERING WHETHER TO TRADE OR TO AUTHORIZE SOMEONE ELSE TO TRADE FOR YOU, YOU SHOULD BE AWARE OF THE FOLLOWING:

IF YOU PURCHASE A COMMODITY OPTION YOU MAY SUSTAIN A TOTAL LOSS OF THE PREMIUM AND OF ALL TRANSACTION COSTS.

IF YOU PURCHASE OR SELL A COMMODITY FUTURES CONTRACT OR SELL A COMMODITY OPTION OR ENGAGE IN OFF-EXCHANGE FOREIGN CURRENCY TRADING YOU MAY SUSTAIN A TOTAL LOSS OF THE INITIAL MARGIN FUNDS OR SECURITY DEPOSIT AND ANY ADDITIONAL FUNDS THAT YOU DEPOSIT WITH YOUR BROKER TO ESTABLISH OR MAINTAIN YOUR POSITION.  IF THE MARKET MOVES AGAINST YOUR POSITION, YOU MAY BE CALLED UPON BY YOUR BROKER TO DEPOSIT A SUBSTANTIAL AMOUNT OF ADDITIONAL MARGIN FUNDS, ON SHORT NOTICE, IN ORDER TO MAINTAIN YOUR POSITION.  IF YOU DO NOT PROVIDE THE REQUESTED FUNDS WITHIN THE PRESCRIBED TIME, YOUR POSITION MAY BE LIQUIDATED AT A LOSS, AND YOU WILL BE LIABLE FOR ANY RESULTING DEFICIT IN YOUR ACCOUNT.

UNDER CERTAIN MARKET CONDITIONS, YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO LIQUIDATE A POSITION.  THIS CAN OCCUR, FOR EXAMPLE, WHEN THE MARKET MAKES A “LIMIT MOVE.”

THE PLACEMENT OF CONTINGENT ORDERS BY YOU OR YOUR TRADING ADVISOR, SUCH AS A “STOP-LOSS” OR “STOP-LIMIT” ORDER, WILL NOT NECESSARILY LIMIT YOUR LOSSES TO THE INTENDED AMOUNTS, SINCE MARKET CONDITIONS MAY MAKE IT IMPOSSIBLE TO EXECUTE SUCH ORDERS.

A “SPREAD” POSITION MAY NOT BE LESS RISKY THAN A SIMPLE “LONG” OR “SHORT” POSITION.

THE HIGH DEGREE OF LEVERAGE THAT IS OFTEN OBTAINABLE IN COMMODITY INTEREST TRADING CAN WORK AGAINST YOU AS WELL AS FOR YOU.  THE USE OF LEVERAGE CAN LEAD TO LARGE LOSSES AS WELL AS GAINS.

IN SOME CASES, MANAGED COMMODITY ACCOUNTS ARE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT AND ADVISORY FEES.  IT MAY BE NECESSARY FOR THOSE ACCOUNTS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS.  THIS DISCLOSURE DOCUMENT CONTAINS, AT PAGES 18 - 19, A COMPLETE DESCRIPTION OF EACH FEE TO BE CHARGED TO YOUR ACCOUNT BY THE COMMODITY TRADING ADVISOR.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL OF THE RISKS AND OTHER SIGNIFICANT ASPECTS OF THE COMMODITY INTEREST MARKETS.  YOU SHOULD THEREFORE CAREFULLY STUDY THIS DISCLOSURE DOCUMENT AND COMMODITY INTEREST TRADING BEFORE YOU TRADE, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 8 THROUGH 19.

ii

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS.  TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION.  FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.  BEFORE YOU TRADE YOU SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO YOUR PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH YOU INTEND TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN BOTH YOUR LOCAL AND OTHER RELEVANT JURISDICTIONS.

THIS COMMODITY TRADING ADVISOR IS PROHIBITED BY LAW FROM ACCEPTING FUNDS IN THE TRADING ADVISOR’S NAME FROM A CLIENT FOR TRADING COMMODITY INTERESTS.  YOU MUST PLACE ALL FUNDS FOR TRADING IN THIS TRADING PROGRAM DIRECTLY WITH A FUTURES COMMISSION MERCHANT OR RETAIL FOREIGN EXCHANGE DEALER, AS APPLICABLE.

iii

ASPECT CAPITAL LIMITED
Nations House
103 Wigmore Street
London WIU 1QS, England
Telephone:  +44 20 7170 9700

CONTENTS

1. THE TRADING ADVISOR	1

2. PROGRAMS OFFERED	4

3. THE ASPECT TRADING APPROACH	5

4. THE ASPECT INVESTMENT PROGRAMS	6

5. CERTAIN RISK FACTORS	8

6. ADVISORY FEES AND EXPENSES	19

7. CLEARING BROKER AND COMMISSIONS	20

8. CONFLICTS OF INTEREST	21

9. PERFORMANCE HISTORY	21

10. PRIVACY POLICY STATEMENT	30

iv

1.      THE TRADING ADVISOR

INTRODUCTION

Aspect Capital Limited (“Aspect”) offers discretionary advisory services to institutional and high net worth investors (“Clients”; each, a “Client”) in the speculative trading of multiple asset classes including, without limitation, futures, forwards and other derivative contracts (collectively, “futures”) and equities.

Aspect was established in 1997 by Anthony Todd, Dr. Eugene Lambert, Martin Lueck and Michael Adam, all of whom were involved in the development of Adam, Harding and Lueck Limited (“AHL”, now part of Man Group plc), where they advanced the application of systematic quantitative techniques in managed futures investment.  Aspect has grown its team to over 110 employees and manages approximately US$4.30 billion as of December 31, 2010*. Aspect’s investment approach involves a strong focus on rigorous research, disciplined systematic implementation, robust risk management and efficient market access and execution.  The past performance of the Aspect Diversified Program (as defined below) is set forth on pages 24 – 29 hereof. The Aspect Global Financials Program does not have any past performance history in trading for non-exempt accounts and therefore no past performance history for this program is presented herein.

Aspect is a limited liability company registered in England and Wales (registration number 3491169), which is regulated in the United Kingdom by the Financial Services Authority.  Since October 1999, Aspect has been a member of National Futures Association (“NFA”), registration number 0296934, and has been registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor (“CTA”) effective October 13, 1999 and commodity pool operator effective October 13, 1999.  Aspect has also been registered with NFA as a principal of its CTA subsidiary Aspect Capital Inc. (registration number 0346983) effective August 16, 2004.  Aspect has also been registered with the Securities and Exchange Commission (“SEC”) as an investment adviser since October 2003.  Neither Aspect’s registration with the CFTC and SEC nor its membership in NFA should be taken as an indication that the CFTC, SEC, NFA, or any other regulatory agency or body has recommended or approved Aspect.  The main business address of Aspect is Nations House, 103 Wigmore Street, London, W1U 1QS, England.  Aspect’s telephone number in London is +44 20 7170 9700.  Aspect’s books and records will be kept at its main business address and, where applicable, are available for inspection at that location.

THE PRINCIPALS

The principals of Aspect are Anthony Todd, Gavin Ferris, Kenneth Hope, Martin Lueck, Daniel Oram, Simon Rockall, and John Wareham.

Anthony Todd	Chief Executive Officer

Mr. Todd co-founded Aspect in September 1997 and is the Chief Executive Officer of Aspect. He has been an NFA-registered principal and associated person of Aspect from October 13, 1999 to the present. Mr. Todd has also been registered with the NFA as a principal of Aspect’s commodity trading advisor subsidiary Aspect Capital Inc. since April 14, 2005. Before establishing Aspect, Mr. Todd worked for five years (from March 1992 to October 1997) at Adam, Harding and Lueck Limited initially as Director of Financial Engineering and Product Development, before moving to Switzerland as Director of Marketing and Institutional Sales. Prior to this role, Mr. Todd was a strategy consultant at Mars & Co., a Paris based consultancy, from September 1990 to March 1992. From July 1989 to July 1990, Mr. Todd studied at INSEAD, Boulevard De Constance, in France, and from September 1982 to June 1989 he was with UBS, an international investment bank, in London as Assistant Director in the International Government Bond Group. Mr. Todd holds a B.A. in Physics from Oxford University and an M.B.A. from INSEAD in France.

* As at close of business on the stated date, net of month-end subscriptions and redemptions

Gavin Ferris	Chief Investment Officer

Dr. Ferris joined Aspect in January 2006 as Aspect’s Chief Architect and has been an NFA-registered principal of Aspect from July 2006 to the present. In June 2006, Dr. Ferris became a member of Aspect’s Board and in April 2007 he was appointed Co-Chief Investment Officer alongside Michael Adam. In December 2007, Dr. Ferris became Chief Investment Officer where he leads Aspect’s Research and Development team. Prior to joining Aspect, from October 2003, he was the Chief Executive Officer and co-founder of Crescent Technology Ltd, which designs statistical trading systems for hedge funds. Between May 2003 and October 2003, Dr. Ferris was the Chief Technology Officer for Crescent Asset Management Ltd, an Econometric Software Development company with oversight of all software development at the company. Between March 1997 and August 2003, he was the Chief Technology Officer, co-founder and Board Director of RadioScape, a world leader in digital signal processing. At RadioScape, Dr. Ferris was responsible for the oversight of all software development and the creation of intellectual property. Dr. Ferris held the position of lead software engineer of the core technology group, heading up the development of the Nile production management software system at DreamWorks SKG Feature animation production from July 1995 to February 1997. Dr. Ferris holds a 1st class degree in Computer Science and PhD in Artificial Intelligence from Cambridge University.

Kenneth Hope	Chief Financial Officer

Mr. Hope, who joined Aspect in February 2004 and has been registered with the NFA as a principal of Aspect effective 10 March 2009 to the present, heads up the Finance and Treasury teams.  Mr. Hope joined Aspect from Credit Suisse First Boston International, the global derivatives division of Credit Suisse (the international financial services group) where he worked from May 2000 to April 2003 as a financial controller and later an assistant vice president, responsible for international financial and regulatory reporting and strategic change management.  Mr. Hope was responsible for setting up the in-house Treasury department at Aspect through 2004 and has since held senior positions within both the finance and treasury teams.  Between April 2003 and February 2004, Mr. Hope took a sabbatical from employment. Mr. Hope qualified as a chartered accountant with PricewaterhouseCoopers, an international auditing and professional services firm, where he worked as an auditor from April 1997 to April 2000. Mr. Hope also holds a bachelor of commerce degree as well as a diploma in accountancy from the University of Natal, South Africa where he graduated in December 1996.

Martin Lueck	Director of Research and President of Aspect Capital Inc.
Mr. Lueck co-founded Aspect in September 1997, and has been an NFA-registered principal and associated person of Aspect from October 1999 to the present. Mr. Lueck has also been registered with the NFA as a principal of Aspect’s commodity trading advisor subsidiary Aspect Capital Inc. since October 2004 and as an associated person of Aspect Capital Inc. since December 2004. As Director of Research, he oversees the teams that are responsible for generating and analyzing fundamental research hypotheses for development of all Aspect’s investment programs.  Prior to founding Aspect, Mr. Lueck was with Adam, Harding and Lueck Limited (“AHL”), which he co-founded in February 1987 with Michael Adam and David Harding. Man Group plc (a leading global provider of alternative investment products and solutions) completed the purchase of AHL in 1994 and Mr. Lueck left in 1995. At AHL, Mr. Lueck initially focused on trading system research before taking on responsibility for the further development of the proprietary software language which provided the platform for all of AHL’s product engineering and implementation. During the period from May 1989 to April 1996, Mr. Lueck was registered with the NFA as a principal and associated person of AHL. From May 1996 through August 1997, Mr. Lueck was on gardening leave from AHL during which time he helped establish his wife’s publishing business Barefoot Books. Mr. Lueck was a Director of Research at Brockham Securities Limited, a London based commodity trading advisor, from October 1984 to February 1987 and an executive at Nomura International, a provider of financial services for individual, institutional, corporate, and government clients, from January to October 1984. Mr. Lueck holds an M.A. in Physics from Oxford University.

Daniel Oram	Risk Director

Dr. Oram is Aspect’s Risk Director, in which capacity he reports directly to Anthony Todd, Aspect’s Chief Executive Officer. Dr. Oram has been an NFA-registered principal of Aspect since January 2008. As Risk Director, Dr. Oram is responsible for the development and operation of the risk management frameworks through which Aspect continuously monitors and controls the risk exposures of its programs. Dr. Oram also heads the team which is charged with producing full and independent Risk Reviews of all new systematic strategies prior to their implementation. Dr. Oram joined Aspect in January 2005, and has since held senior positions in the research and risk teams. Before Aspect, Dr. Oram worked as a Risk Engineer at Canon Research Europe (the research and development arm of Canon) between October 2001 and July 2004 developing new technologies for use in both Canon and third party products. From August 2004 through to December 2004 Dr. Oram was on gardening leave from Canon Research Europe.  Dr. Oram holds a 1st class degree in Computer Science and a PhD in Image Sequence Geometric Reconstruction from Manchester University.

Simon Rockall	Chief Operating Officer

Mr. Rockall is Aspect’s Company Secretary and manages Aspect’s Legal, Compliance, Operations and Fund Accounting areas. Mr. Rockall has been an NFA-registered principal of Aspect from March 2006 to the present. Mr. Rockall joined Aspect in August 2003 from GFI Group (independent provider of brokerage, software and data services) where from April 2001 he was Head of Corporate Development and Company Secretary for the European region of the business. Mr. Rockall joined GFI following its acquisition of the Fenics Software Group (provider of the de-facto market standard software for the pricing and analysis of FX Options) where he was Head of Legal, Vice President and Group Company Secretary between September 1997 and April 2001. Between September 1995 and September 1997 Mr. Rockall worked for Barclays Bank PLC, an international financial services institution, on its high level Management Program. Mr. Rockall has a Law degree from Exeter University.

John Wareham	Chief Commercial Officer

Mr. Wareham, who joined Aspect in September 2005, leads the company’s Sales, Marketing and Client Service teams. Mr. Wareham has been an NFA-registered principal of Aspect from January 2006 to the present. Mr. Wareham has more than twenty years of senior-level experience in the financial markets. From November 2001 to September 2005, Mr. Wareham was globally responsible for the Foreign Exchange and Emerging Markets businesses at AIG Trading Group and AIG Financial Products (AIG is a provider of insurance and financial services). From April 2001 to November 2001, Mr. Wareham was the Chief Operating Officer for Atriax Ltd., a foreign exchange trading platform. From February 1995 until April 2001, Mr. Wareham was with Merrill Lynch (an international investment bank) where he held a number of positions, including Global Head of FX Options Trading, Head of Private Client Strategies Group and Global Head of Foreign Exchange Sales and Trading. Mr. Wareham worked for Goldman Sachs (an international investment bank) from February 1991 to February 1995 as a Senior FX Options Trader. Mr. Wareham was with Morgan Stanley (an international investment bank) as a FX Options Trader from January 1987 until February 1991. From June 1986 to January 1987, Mr. Wareham was in Credit Analysis at Lehman Brothers (an international investment bank), and he was a Trainee Credit Analyst in the Republic Bank of Dallas NA from June 1985 to June 1986. Mr. Wareham holds a BSc (Economics) from the London School of Economics and an MPhil from St. Antony’s College, Oxford University.

2.      PROGRAMS OFFERED

Aspect offers a range of systematic quantitative investment programs (each, an “Aspect Investment Program”) which are differentiated by the targeted strategies, markets, assets classes and instruments they employ.  Certain factors (as set out in sections 2, 3 and 5 of this Disclosure Document) are common to all Aspect Investment Programs.  Section 4 of this Disclosure Document sets out further details on the specific Aspect Investment Programs.  The various markets, asset classes and instruments traded, and the various strategies employed by each of the Aspect Investment Programs results in a range of risk factors (set out in Section 5 of this Disclosure Document below) which the Client should review in detail, fully understand, and be in a position to assume and accept, before making any investment.

The investment objective of each of the Aspect Investment Programs is to generate significant medium-term capital growth independent of overall movements in traditional stock and bond markets within a rigorous risk management framework (the “Investment Objective”).  This Investment Objective is intended to be achieved by implementing the investment policy for each of the Aspect Investment Programs, such policy being to trade relevant asset classes applying to that Aspect Investment Program (the “Investment Policy”).  For further information on the asset classes, instruments, markets and strategies traded by the Aspect Investment Programs please see Section 4 below.

The core objectives that apply to each of the Aspect Investment Programs are:
(i)	to produce strong medium-term capital growth;

(ii)	to seek and exploit profit opportunities in both rising and falling markets using a disciplined quantitative and systematic investment process;

(iii)
to seek long term diversification away from overall movements in traditional bond and stock markets and thereby play a valuable role in enhancing the risk/return profile of traditional investment portfolios; and

(iv)
to minimize risk by operating in a diverse range of markets and sectors using a consistent investment process that adheres to pre-defined and monitored risk limits and determines market exposure in accordance with factors including (but not limited to) market correlation, volatility, liquidity and the cost of market access.

Certain circumstances (including, but not limited to, those set out in this paragraph and the two paragraphs immediately below) may mean that a Client account in an Aspect Investment Program (each, an “Account”) is not traded in an identical manner to other accounts which use the same Aspect Investment Program as the Account.  The Client should consider the impact on the Account and the returns that a Client may receive from time to time. For example, where the Client selects a particular clearing broker, the Client’s access to certain markets or exchanges (and, accordingly, instruments) may be restricted.  Therefore, the Account may not trade certain instruments that other accounts using the same Aspect Investment Program may trade and this may accordingly have an impact on any returns that the Client may receive in comparison to other accounts which use the same Aspect Investment Program.

An Account may experience returns that differ from other accounts traded pursuant to the same Aspect Investment Program due to, among other factors: (a) regulatory constraints on the ability of the Client to have exposure to certain contracts; (b) the factors referred to in paragraph above; (c) the effect of intra-month adjustments to the trading level of the Account; (d) the manner in which the Account’s cash reserves are invested; (e) the size of the Client’s Account; (f) the Client Account’s base currency; and (g) the particular futures or forward contracts traded by the Client’s Account (which may vary between Accounts as agreed between Aspect and the particular Client or as a result of any of the factors described in this paragraph or the paragraph immediately above or below).

The description of each of the Aspect Investment Programs as set out below is therefore general, and the Client should note that Aspect may in its sole discretion determine that the Account shall not be traded strictly in accordance with the relevant Aspect Investment Program (as described in this Disclosure Document) including, without limitation, where Aspect determines that to do so may compromise the confidential nature of Aspect's trading strategies or where Aspect deems that it would impose a disproportionate administrative burden to trade the Account in such a way, having regard among other things to the size of the Account and the costs and complexity of trading particular instruments.

3.      THE ASPECT TRADING APPROACH

The investment approach that underpins each of the Aspect Investment Programs is proprietary. Aspect’s investment philosophy has remained consistent since its inception and involves a scientific approach to investment driven by Aspect’s belief that market prices are not random but rather they display persistent, statistically measurable and predictable behaviour and idiosyncrasies which, through sophisticated quantitative research and a disciplined approach, can be successfully identified and exploited for profit.

Risk Allocation Methodology

None of the Aspect Investment Programs is applied by Aspect with any predetermined preference for any market.  Rather, allocations to strategies and individual markets depend upon an analysis of a range of factors which may include liquidity, correlation and cost of trading.  Allocations are currently made on a long-term average risk basis which takes into account varying levels of market volatility and intra-market correlation.  These allocations are subject to regular review and may change from time to time at Aspect’s discretion.

Risk Management

A fundamental principle of Aspect’s investment approach is the importance of an active robust risk management framework. Aspect’s risk management process has been formally organised into two risk management streams. The first stream relates to market and liquidity risk and the second stream relates to operational risk. With respect to market and liquidity risk, Aspect employs a value-at-risk methodology and other risk management procedures to monitor the exposure of each of the Aspect Investment Programs to such risk within pre-defined guidelines. If risk exceeds the maximum prescribed level, risk reducing trades will be entered into.  Additionally, Aspect has developed mechanisms designed to ensure that risk is controlled effectively at both an individual market and portfolio level.  In controlling the risks of each of the Aspect Investment Programs, Aspect may intervene in the risk management framework in extreme market situations where Aspect believes that such intervention is in the best interests of its Clients. In terms of the second stream, Aspect has an Operational Risk Committee which is responsible for managing all operational risk affecting Aspect. Operational risk is defined as the risk of loss resulting from inadequate or failed processes, people and systems or external events. It includes the risk of failure of a broker or other service provider, the risk of the loss of trading or operational capability at Aspect, the risk of breaches of intellectual property security and the risk of breaches of law or regulation. The Operational Risk Committee includes heads of departments from each business area at Aspect and all findings are reported directly to the Aspect board.

Aspect’s risk management framework is reviewed and updated on an annual basis and as and when necessary to ensure that it is up to date and addresses all of the material risks facing Aspect and its Clients.

Aspect maintains policies and procedures to detect, monitor and mitigate market abuse.

Market Access and Trading Costs

Aspect appreciates the importance of executing trades in a cost efficient manner and the significance of market impact and trading costs on the Account’s performance. Aspect takes into account the liquidity of the markets in which it executes trades so as to endeavour to provide optimal market execution results.  Depending on the circumstances, Aspect executes either electronically or via phone.

Research Commitment and Development of Aspect Investment Programs

Aspect's commitment to the continual development of research means that it invests heavily in its research capability and that it seeks continually to develop each of the Aspect Investment Programs and to search for new markets, instruments, asset classes and strategies to incorporate in the Aspect Investment Programs with the aim of improving risk/return characteristics, diversification and capacity. The Client is advised that Aspect retains the right to develop and make changes to the Aspect Investment Programs at its sole discretion. Any such changes will not be deemed to constitute a material change in the Investment Objective or Investment Policy of the relevant Aspect Investment Program and may be made without notification to the Client.

Client’s Choice of Leverage

Subject always to minimum account size constraints and the level of funds in the Account, the Account may trade with different levels of gearing as a result of two types of adjustment, which adjustments may be made either separately or in combination.
First, the Account’s gearing can be altered, with Aspect’s agreement, by changing the level of volatility that is targeted by the relevant Aspect Investment Program.  For example, an Account that trades with half of the volatility that is usually targeted by the relevant Aspect Investment Program would be half-geared.  Such Account would trade half the positions (subject to rounding) normally taken by the relevant Aspect Investment Program for the same trading level, with an associated reduction in margin requirements and leverage.  Specifying a different level of gearing in this way may impact both the minimum account size and the level of fees charged.
Secondly, the Account’s gearing can be altered by changing the level of funds agreed with the relevant clearing broker to be deposited in the Account.  For example, the Client may increase the effective leverage by partially cash funding the Account.  If sufficient funds exist to cover any margin requirements (including excess requirements imposed by the clearing broker), the Client may specify a trading level greater than the funds provided.

The higher the leverage used by the Client for the Account, the greater the profit potential and risk of loss in proportional terms as well as the higher the expected volatility and (in certain circumstances) brokerage commission expenses.

Minimum Account Size

Typically, Aspect will set a minimum size for each account which, across all of the Aspect Investment Programs, will ordinarily be $20 million.

4.      THE ASPECT INVESTMENT PROGRAMS

Each of the Aspect Investment Programs is proprietary and highly confidential to Aspect.  Accordingly, the client should note that the descriptions set out below are general only and are not intended to be exhaustive or absolute.

Aspect Diversified Program

The Aspect Diversified Program applies a fully systematic and broadly diversified global trading system which deploys multiple trading strategies that, primarily through the use of listed futures and FX OTC contracts, seek to identify and exploit directional moves in the market behaviour of a broad range of financial instruments and other assets including (but not limited to) currencies, interest rates, equities, equity indices, debt securities (including bonds) and commodities (including energy, metal and agricultural commodities).  Aspect does not engage in retail, off-exchange foreign currency trading pursuant to the Aspect Diversified Program. By maintaining comparatively small exposure to any individual market and maintaining positions in a variety of contracts, Aspect aims to achieve long term diversification.   Generally, the Aspect Diversified Program maintains positions in the majority of traded markets.  Market concentration varies according to the strength of signals, volatility and liquidity amongst other factors.  The emphasis is upon structuring a genuinely diversified set of market risk allocations that is designed to maximise the probability of returns wherever profit opportunities appear.  Market exposures are monitored daily and the level of exposure of the Aspect Diversified Program in each market is quantifiable at all times and changes in accordance with market volatility and liquidity.

The Aspect Diversified Program employs a fully automated system to collect, process and analyse market data (including current and historical price data) and identify and exploit directional moves in market behaviour.  The Aspect Diversified Program trades across a variety of frequencies to exploit trends over a range of timescales.  Positions are taken according to the aggregate signal and are adjusted to control risk.

As of December 31, 2010*, Aspect was managing approximately US$4.30 billion in the Aspect Diversified Program. Past performance of the Aspect Diversified Program is set forth on pages 24 - 29 hereof.

Aspect Global Financials Program

The Aspect Global Financials Program is a fully systematic and broadly diversified global trading system which deploys multiple trading strategies that, primarily through the use of listed futures and FX OTC contracts, seek to identify and exploit directional moves in the market behaviour of a broad range of financial instruments and other assets including (but not limited to) currencies, interest rates, equities, equity indices and debt securities (including bonds).  Aspect does not engage in retail, off-exchange foreign currency trading pursuant to the Aspect Global Financials Program. The individual trading strategies used are similar to those used in the Aspect Diversified Program save that no derivatives based on energies, metals, agricultural products or any other commodities are traded.  At any given time the number of instruments traded by the Aspect Global Financials Program will be smaller than the number of instruments traded by the Aspect Diversified Program.  By maintaining comparatively small exposure to any individual market and maintaining positions in a variety of contracts, Aspect aims to achieve long term diversification. Generally, the Aspect Global Financials Program maintains positions in the majority of traded markets.  Market concentration varies according to the strength of signals, volatility and liquidity amongst other factors.  The emphasis is upon structuring a genuinely diversified set of market risk allocations that is designed to maximise the probability of returns wherever profit opportunities appear.  Market exposures are monitored daily and the level of exposure of the Aspect Global Financials Program in each market is quantifiable at all times and changes in accordance with market volatility and liquidity.

The Aspect Global Financials Program employs a fully automated system to collect, process and analyse market data (including current and historical price data) and identify and exploit directional moves in market behaviour.  The Aspect Global Financials Program trades across a variety of frequencies to exploit trends over a range of timescales.  Positions are taken according to the aggregate signal and are adjusted to control risk.

As of December 31, 2010*, Aspect was managing approximately US$67.07 million in the Aspect Global Financials Program.  The Aspect Global Financials Program does not have any past performance history in trading for non-exempt accounts and therefore no past performance history for this program is presented herein.

5.      CERTAIN RISK FACTORS

Futures trading involves a high degree of risk.  Although it is the intention of Aspect to reduce risk through diversification among non-correlated asset classes and through careful monitoring of leverage (within the leverage parameters selected by the Client), there can be no guarantee that substantial losses will not be incurred, including losses in excess of the amount committed to the Account, requiring an investor to commit additional capital to cover those losses.  The following are some of the risks associated with speculative futures trading under each of the Aspect Investment Programs discussed above which a potential Client should carefully consider before participating in any of the Aspect Investment Programs.  The Aspect Investment Programs are only suitable for the Client if it is in a position to accept and assume each of those risk factors.

* As at close of business on the stated date, net of month-end subscriptions and redemptions.

Risk of Losses on Investment

No assurances can be given that any Aspect Investment Program will result in profitable trades for a Client or that a Client will not incur substantial or even total losses, including amounts in excess of the amount committed to an Account.  If a Client suffers losses in excess of the amount committed to an Account, the Client may be required by the broker to contribute additional amounts in order to eliminate any such losses.

Each Aspect Investment Program initiates purchases and sales of various financial instruments.  Consequently, the Account is subject to risk of loss in the event of adverse movements in the prices of such investments which may not be offset by gains from other investments.

The Client may receive significantly less than the amount invested upon any reduction of the trading level or termination of the Account.  An investment should be made by the Client only if it can sustain a loss of its entire investment.

Past Performance

The past investment performance of Aspect and any of the principals of Aspect and/or any entities with which it has been associated, should not be construed as an indication of the future results of an investment in any Aspect Investment Program. Each Aspect Investment Program should be evaluated on the basis that there can be no assurance that Aspect's assessments of the short-term, medium-term or long-term prospects of investments will prove accurate.

Dependence on Aspect and Aspect’s Trading Strategies

The success of the Client’s investment is largely dependent upon Aspect’s skill as an investment manager and there can be no assurance that Aspect or the individuals employed by Aspect will remain willing or able to provide advice to and trade on behalf of the Account or that their trading activities will be profitable in the future. Each Aspect Investment Program utilises certain strategies which depend upon the reliability and accuracy of sophisticated quantitative models.  To the extent such models (or the assumptions underlying them) do not prove correct, the Account may not perform as anticipated, which could result in substantial or even total losses to the Client.

No assurance can be given as to any return that the Client will receive, nor can there be any assurance that information on Aspect or the Aspect Investment Programs as set out in this Disclosure Document or any materials given to the Client by Aspect or on Aspect’s behalf will be, in any respect, indicative of how they will perform in the future.

Aspect will manage the Account’s risk profile by seeking to ensure that the underlying risk is within predetermined and measurable levels.  There can be no assurance that the strategies and techniques employed by Aspect to monitor and assess risks associated with the Aspect Investment Programs will be adequate to prevent significant or even total losses by the Client.

As each Aspect Investment Program is systematic in nature, system errors may occur from time to time.  In addition, due to the speed and volume of transactions entered into, occasionally trades may be executed in error, which are discovered with the benefit of hindsight. The Client will receive the benefit and bear the loss from any such erroneous trades or system errors.

Further, although Aspect will attempt to correct trading errors as soon as they are discovered, Aspect will not be responsible for poor executions or trading errors committed by an executing broker.

Personal Liability

Clients will be personally liable for all losses in their Accounts, even if such losses exceed the amount of capital committed to the Account.  Because of the leveraged nature of Aspect’s trading, losses in excess of the amount invested could occur, requiring Clients to contribute additional capital to cover such losses.

Market Disruptions

Market disruptions could damage each of the Aspect Investment Programs in ways which cannot be predicted.  Such disruptions occur from time to time and typically result in material losses for many alternative investment strategies.  Because of the leverage used by each of the Aspect Investment Programs, as well as the complexity which frequently characterizes the position, alternative investment strategies are dependent on a certain market level of liquidity in the markets so that they may liquidate certain positions in order to meet the margin calls necessary to maintain their portfolio.  In addition, during periods of market disruption, the terms of the credit extended to traders by dealers are commonly made materially more onerous by their dealers which may force the traders to liquidate their portfolios prematurely.

In 1994, 1998 and again in 2008, a sudden restriction of credit by the dealer community resulted (and may continue to result) in forced liquidations and major losses for a number of private investment funds applying strategies similar to certain of those which are implemented by the Aspect Investment Programs. Market disruptions caused by unexpected political, regulatory, military and terrorist events may from time to time cause dramatic losses for each of the Aspect Investment Programs, and such events can result in otherwise historically low-risk strategies performing with unprecedented volatility and risk.

Conflicts of Interest

Aspect, in managing Accounts pursuant to each of the Aspect Investment Programs, will be subject to certain conflicts of interest.  See “Conflicts of Interest.”

Account Agreements

Each managed account agreement entered into by Aspect and its Clients is subject to individual negotiation.  Certain agreements may impose trading limitations on the relevant Aspect Investment Program.  In addition, certain Clients may pay lower fees or may pay fees on a different periodic basis than other Clients, have capacity arrangements and/or access to broader information (in certain circumstances on a more frequent basis) regarding the relevant Aspect Investment Program’s investments and other different provisions in their agreements with Aspect.  Aspect is cognizant of, and attempts to manage, the conflicts of interest arising from such different terms.

Risks of Clearing Houses, Principal Counterparties or Exchange Insolvency

The liquidity of a market in derivatives (including both the exchange traded derivatives market and the OTC foreign exchange market) is subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm, clearing house or exchange or other disruptions of normal trading activity, including brokers or other counterparties refusing to clear or settle any trade or a force majeure event.

Failure of a Client’s Commodity Broker

Clients are free to choose their own commodity broker.  The U.S. Commodity Exchange Act, as amended, requires a clearing broker to segregate all funds received from such broker’s customers in respect of futures (but not forward) transactions from such broker’s proprietary funds.  If any of a managed account’s commodity brokers were not to do so to the full extent required by law or in the event of a substantial default by one or more of such brokers’ other customers, the assets of a managed account might not be fully protected in the event of the bankruptcy of such broker.  Furthermore, in the event of such a bankruptcy, a managed account would be limited to recovering only a pro rata share of all available funds segregated on behalf of the affected commodity broker’s combined customer accounts, even though certain property specifically traceable to a managed account (for example, United States Treasury bills or cash deposited by a managed account with such broker) were held by such broker.  Commodity broker insolvencies have occurred in which customers were not able to recover from the broker’s estate the full amount of their funds on deposit with such broker and owing to them.  Commodity broker accounts are not insured by any governmental agency, and investors would not have the benefit of any protection such as that afforded customers of bankrupt securities broker-dealers by the Securities Investors Protection Corporation.

Broker and Custodian Insolvency

Especially in light of the recent turbulence in the financial markets, there are significant risks involved in dealing with the custodians or brokers who settle the Account’s trades. Brokers which carry Accounts generally segregate all customer assets.  If such assets were not so segregated, the Client would be subject to the risk of the failure of the broker.  Even given proper segregation, in the event of the insolvency of a broker, the Client may be subject to a risk of loss of its assets and may be able to recover only a pro rata share (together with all other customers of such broker) of its assets.  In broker insolvencies, customers have, in fact, been unable to timely access assets in their account and/or recover from the broker’s estate the full amount of their “customer property” and/or funds.  In addition, under certain circumstances, such as the inability of another client of the broker or the broker itself to satisfy substantial deficiencies in such other client’s account, a customer (including a Client) may be subject to a risk of loss of its assets held with a broker, even if such assets are properly segregated.  In the case of any such bankruptcy or loss, a Client might recover, even in respect of property specifically traceable to a Client, only a pro rata share of all property available for distribution to all of the broker’s clients.

Aspect, on behalf of a Client, may trade with or hold Accounts at non-U.S. brokers registered under the laws and regulations of other countries.  Such brokers and/or dealers may not be subject to the same or similar customer fund regulations (including customer segregation requirements) as those existing in the United States.

Leverage

To the extent the Account uses leverage, the Client acknowledges that it understands that, whilst leverage presents opportunities for increasing total return, it may potentially increase the Client’s losses.  Accordingly, any event which adversely affects the value of an investment by the Account would be magnified to the extent leverage is employed.  The cumulative effect of leverage in a market that moves adversely to a leveraged investment could be a substantial or even total loss, which would be greater than if leverage was not used and could be greater than the amount invested.  Consequently, the Aspect Investment Programs are only suitable for clients who are in a position to accept and assume this risk.

Currency Transactions

Aspect (on behalf of the Client) may engage in a variety of currency transactions.  In this regard, spot and forward contracts and OTC options are subject to the risk that counterparties (including not only the FX brokers but also the third party brokers with whom they transact) will default on their obligations as these contracts are not guaranteed by an exchange or clearing house.  Therefore, a default on the contract would prevent the Client from implementing its trading strategy and would deprive the Client of unrealised profits and transaction costs of the contract or force the Client to cover its purchase or sale commitments, if any, at the current market price.

Fees, Charges and Expenses

The Account will be required to pay certain fees, charges and expenses, some of which will be incurred regardless of whether the Account’s trading activities are profitable (e.g. Management Fees and brokerage expenses). Unless the Account generates sufficient trading profits, there will be no return to the Client after accounting for these fees, charges and expenses.  Aspect may pay any proportion of the fees Aspect receives from the Client to selling agents in circumstances where the Account was introduced to Aspect by such selling agents.  Accounts are usually also subject to Incentive Fees of 20% on any net profits above the Account’s high water mark.  See “Advisory Fees and Expenses” and “Clearing Broker and Commissions.”  The fees, charges and expenses incurred by a Client’s Account will reduce any trading profits and, unless the Account generates sufficient trading profits, may result in a decrease in account value.

Government Intervention and Issuer Risk

Currency exchange rates, interest rates and trading in derivatives on currencies or interest rates are subject to certain risks arising from government regulation of or intervention in the currency and interest rate markets, through regulation of the local exchange market, restrictions on non-U.S. investments by residents, limits on inflows of investment funds or changes in the general level of interest rates.  Such regulation or intervention could adversely affect the Aspect Investment Program and consequently an Account’s performance.  Any investment in securities, derivatives or other financial instruments issued or guaranteed by sovereign governments, governmental entities, banks or other entities (or derivatives the price of which is referenced to the forgoing) also presents risk of loss by the Client in the event of a default by the issuers or guarantors of such instruments.

Trading on Non-U.S. Exchanges

Each of the Aspect Investment Programs trades on non-U.S. exchanges.  Non-U.S. exchanges are not regulated by any United States governmental agency.  A Client could incur on non-U.S. exchanges substantial losses to which the Client would not have been subject had Aspect limited its trading to U.S. markets.  Any profits and losses derived from trading non-U.S. futures and options will generally be denominated in currencies other than the U.S. Dollar; consequently, such trading on behalf of Clients whose functional currency is the U.S. Dollar will be subject to exchange-rate risk.  Additionally, many non-U.S. exchanges are principals’ markets, and trading on such exchanges involves the risk of counterparty default.

Consequences of Global Investment

In different countries, issuers are generally subject to different accounting, auditing and financial reporting standards and the volume of trading, the volatility of prices and the liquidity of issuers may vary.  In addition, the level of government supervision and regulation of securities exchanges, securities dealers and listed companies is different throughout the world.  The laws of some countries may limit the amount and types of securities that may be purchased or sold on behalf of the Client.  Such restrictions may also affect the market price, liquidity and rights of such securities, and may increase the Client’s expenses.

Different markets also have different clearance and settlement procedures and delays in settlement could result in temporary periods when some of the Account’s assets are uninvested and no return is earned thereon by the Client.  The inability of Aspect (on behalf of the Client) to make intended security purchases or disposals due to settlement problems could prevent the desired implementation of the Aspect Investment Programs.

There is a possibility of expropriation or confiscatory taxation, imposition of withholding taxes on dividend or interest payments, limitations on the removal of funds, political or social instability or diplomatic developments that could affect investments in certain countries (and which could therefore adversely affect the value of derivatives the price of which is referenced to investments in such countries).  In addition, the repatriation of both investment income and capital is often subject to restrictions such as the need for certain governmental consents, and even where there is no outright restriction, the mechanics of repatriation may affect certain aspects of the operation of the Account.  An issuer of securities may be domiciled in a country other than the country in whose currency the instrument is denominated. The values and relative yields of investments in the securities markets of different countries, and their associated risks, are expected to change independently of each other.

Concentration Risks

Concentration of the Client’s investments in particular countries will mean that the Client may be more greatly impacted by adverse social, political or economic events which may occur in such countries.

Investments in Emerging Markets

Political and economic structures in countries with emerging economies or stock markets, including certain countries in Asia and the Pacific region, Eastern Europe, the Middle East, Africa and Latin America, may be undergoing significant evolution and rapid development, and such countries may lack the social, political and economic stability of more developed countries including a significant risk of currency value fluctuation.  Certain of such countries may have in the past failed to recognize private property rights and have at times nationalized or expropriated the assets of private companies.  As a result, the risks from investing in those countries (including by investing in derivatives the price of which is referenced to investments of issuers located in such countries), including the risks of nationalization or expropriation of assets, may be heightened.  In addition, unanticipated political or social developments may affect the values of the Client’s investments in those countries. In addition, the small size and undeveloped nature of the securities markets in certain countries and the limited volume of trading in securities may make the Client’s investments illiquid and more volatile than investments in more established markets, and the Client may be required to establish special custodial or other arrangements before making certain investments.  There may be little financial or accounting information available with respect to local issuers, and it may be difficult as a result to assess the value or prospects of an investment.  In addition, the settlement systems may be less developed than in more established markets, which could impede Aspect’s ability to effect Client transactions and may result in the Client’s investments being settled through a more limited range of counterparties with an accompanying enhanced credit risk.

Diversification Risk and Currency Risk

Investments in securities of issuers from different countries (or in derivatives, the price of which is referenced to such securities) offer potential benefits not available from investments solely in securities issued by issuers from a single country (or in derivatives, the price of which is referenced to such securities), but also involve certain significant risks that are not typically associated with investing in the securities of issuers located in a single country (or in derivatives, the price of which is referenced to such securities). Such risks include fluctuations in currency exchange rates and the possible imposition of exchange control regulations or other laws or restrictions applicable to such investments.

Suspension and Delisting of Securities

Exchanges may from time to time suspend or cease trading issuers’ securities due to, for example, regulatory concerns, corporate actions, or external events.  If securities held by the Client (or securities underlying the derivatives held by the Client) become suspended or delisted, it may not be possible to close out the Account’s position at an advantageous level, or within a specific period of time.  This could lead to unrealisable gains or losses in the Account due to an inability to liquidate positions, and consequently, an inability to meet a requested trading level, or to adhere to certain investment guidelines.

Counterparty Risk

Derivative contracts will usually be entered into between the Client and a broker or other counterparty as principal (and not as agent). Accordingly, the Client is exposed to the risk of loss in the event that the relevant broker or counterparty fails to comply with the terms of a derivative contract due to insolvency or other reasons.  The insolvency of a broker or any counterparty involved in a derivative transaction with the Client may lead to the Account’s derivative positions being liquidated or closed out without the Client’s consent. In certain circumstances, the Client may not get back the assets which it lodged as collateral and may have to accept any available payments in accordance with applicable laws.

Liquidity Risk

Liquidity risk exists when a particular instrument or investment is difficult to purchase or sell.  Aspect, on behalf of the Client, may make leveraged investments in markets that are volatile and which may subsequently become illiquid. Accordingly, it may be impossible (in the event of trading halts or daily price fluctuation limits on the markets traded or otherwise) or expensive for Aspect to liquidate positions against which the market is moving. Alternatively, it may not be possible, in certain circumstances, for a position to be initiated or liquidated promptly (in the event of insufficient trading activity in the relevant market or otherwise).  Those risks may be accentuated where there is a requirement to liquidate positions to meet margin requests, margin calls or other funding requirements.  Additionally, the liquidity of a secondary market in derivatives is also subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm, clearing house or exchange or other disruptions of normal trading activity (including a force majeure event).

Futures Markets may be Illiquid

United States commodity exchanges impose “daily limits” on the amount by which the price of most futures contracts traded on such exchanges may vary during a single day.  Daily limits prevent trades from being executed during a given trading day at a price above or below the daily limit.  Once the price of a futures contract has moved to the limit price, it may be difficult, costly or impossible to liquidate a position.  Such limits could prevent Aspect from promptly liquidating unfavourable positions and restrict its ability to exercise or offset commodity positions held in the Account.  In addition, even if futures prices have not moved to the daily limit, Aspect may be unable to execute trades at favourable prices if the liquidity of the market is not adequate.

Adverse Effects of Increased Regulation; Changes in Laws

Although it is not possible to predict what, if any, regulatory changes will be imposed on the markets, any such regulations could significantly restrict Aspect’s access to, and ability to allocate and reallocate assets to and from, certain markets to the material detriment of the Aspect Investment Programs. Specifically, the global financial markets have in the past few years gone through disruptions that have led to extensive and unprecedented governmental interventions. Such interventions have in certain cases been implemented on an "emergency" basis, suddenly and substantially eliminating market participants' ability to continue to implement certain strategies or manage the risk of their outstanding positions. Given the complexities of the financial markets and the limited timeframe within which governments have felt compelled to take action, these interventions have sometimes been unclear in scope and application, resulting in confusion and uncertainty which in itself has been materially detrimental to the efficient functioning of the markets as well as previously successful investment strategies. In response to the recent financial crisis, in the United States the Obama administration and the U.S. Congress proposed sweeping reform of the U.S. financial regulatory system. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act") became law in July 2010. The Reform Act seeks to regulate markets, market participants and financial instruments that previously have been unregulated and substantially alters the regulations of many other markets, market participants and financial instruments. Because many provisions of the Reform Act require rulemaking by the applicable regulators before becoming fully effective and the Reform Act mandates multiple agency reports and studies (which could result in additional legislative or regulatory action), it is difficult to predict the impact of the Reform Act on Aspect and the markets in which it trades and invests on behalf of its Clients. The Reform Act could result in certain investment strategies in which Aspect engages or may have otherwise engaged becoming non-viable or non-economic to implement. As such, the Reform Act and regulations adopted pursuant to the Reform Act could have a material adverse impact on the profit potential of Aspect's trading for its Clients.

Forward Trading is Unregulated

Each of the Aspect Investment Programs trades forward contracts in currencies.  Forward contracts are not traded on exchanges.  Rather, banks and dealers act as principals in these markets.  Neither the CFTC nor banking authorities currently regulate trading in forward contracts on currencies, and there is no limitation on the daily price movements of forward contracts.  Speculative position limits are also not applicable to forward trading.

Absence of Regulation in OTC Transactions

Aspect may engage in OTC transactions. In general, there is less governmental regulation and supervision in the OTC markets than of transactions entered into on an organized exchange. In addition, many of the protections afforded to participants on some organized exchanges, such as, without limitation, the performance guarantee of an exchange clearinghouse and the possible segregation of client money from the futures commission merchant’s own funds, will not be available in connection with OTC transactions. The Client will therefore be exposed to greater risk of loss through default than if Aspect confined its trading to regulated exchanges.

However, the Reform Act includes provisions that comprehensively regulate the OTC derivatives markets for the first time. The Reform Act will require that a substantial portion of OTC derivatives, including FX forward contracts, unless the U.S. Secretary of the Treasury determines otherwise, must be executed in regulated markets and submitted for clearing to regulated clearinghouses. OTC derivatives trades submitted for clearing will be subject to initial and variation margin requirements set by the relevant clearinghouse, as well as possible regulatory mandated margin requirements. The regulators also have broad discretion to impose margin requirements on non-cleared OTC derivatives. Although the Reform Act includes limited exemptions from the clearing and margin requirements for so-called “end-users”, Aspect does not expect its Clients to be able to rely on such exemptions. In addition, the OTC derivative dealers with which Aspect may execute OTC transactions will not be able to rely on the end-user exemptions under the Reform Act and therefore such dealers will be subject to clearing and margin requirements, notwithstanding whether Aspect’s Clients are subject to such requirements. OTC derivative dealers also will be required to post margin to the clearinghouses through which they clear their customers’ trades instead of using such margin in their operations, as is currently permitted. This will increase the OTC derivative dealers’ costs, and these increased costs are expected to be passed through to other market participants in the form of higher upfront and mark-to-market margin, less favourable trade pricing, and the potential imposition of new or increased fees. The overall impact of the Reform Act on Aspect’s trading for its Clients is highly uncertain and it is unclear how the OTC derivatives markets will adapt to this new regulatory regime.

Use of Derivatives

Derivatives are highly specialised financial instruments that require investment techniques and risk analyses different from those ordinarily associated with equities and debt securities. The use of derivatives requires an understanding not only of the underlying instrument but also of the derivative itself, without the benefit of observing the performance of the derivative under all possible market conditions. In particular, the use and complexity of derivatives requires the maintenance of adequate controls to monitor the transactions entered into and the ability to assess the risk that a derivatives transaction represents.  There can be no assurance that the strategies and techniques employed by Aspect to monitor and assess risks associated with the Aspect Investment Programs will be adequate to prevent significant losses by the Client.

Mis-pricing Derivatives

Using derivatives involves the risk of mis-pricing or improper valuation and the inability of derivatives to correlate perfectly with underlying financial instruments or commodities.  Certain derivatives, in particular privately negotiated derivatives (“OTCs”), are complex and may be valued subjectively. Improper valuations can result in increased cash payment requirements to counterparties or a loss of value for the Account.

Futures and Forwards

Transactions in futures and forwards contracts carry a high degree of risk.  Since a futures or a forward contract usually only requires a much smaller amount of margin to be provided relative to the economic exposure which the futures or forward contract provides to the relevant investment, it may create a “gearing” or “leverage” effect.  This means that a small margin payment can lead to enhanced losses as well as enhanced gains.  It also means that a relatively small movement in the underlying instrument can lead to a relatively large loss for the Account.

Futures Trading is Speculative and Volatile.

Futures prices are highly volatile and are influenced by, among other things:  changing supply and demand relationships; climate; government agricultural, trade, fiscal, monetary and exchange control programs and policies; national and international political and economic events; crop diseases; the purchasing and marketing programs of different nations; and changes in interest rates.  In addition, governments from time to time intervene, directly and by regulation, in certain markets, particularly those in currencies and gold.  Such intervention is often intended to influence prices directly. None of these factors can be controlled by Aspect.

The Aspect Diversified Program’s past results have demonstrated a substantial degree of volatility.

Contingent Liability Transactions

Contingent liability transactions which are margined (such as futures, forwards and margined options), will require the Client to make a series of payments against the purchase price, instead of paying the whole of the purchase price of the derivatives contract upfront.  Where Aspect (on behalf of the Client) invests in futures, forwards, contracts for differences or sells options it may sustain a total loss of the margin it deposits with a counterparty to establish and maintain the relevant position. If the market moves adversely against the Account, the Client may be called upon to pay substantial additional margin at short notice to maintain the position.  Where the Client is unable to make such margin payment within the time required, its position may be liquidated at a loss and the Client will be responsible for the resulting deficit.  Even if a particular transaction is not margined, it may still carry an obligation on the Client to make further payments in certain circumstances in excess of any amount paid when Aspect (on behalf of the Client) entered into the transaction.

Contracts for Differences

Unlike futures, forwards and options contracts, contracts for difference can only be settled in cash and typically are referenced to indices, rates or currencies. Where Aspect (on behalf of the Client) invests in a contract for difference it will carry the same risks as investing in a future, forward or an option as discussed above. Transactions in contracts for differences may also have a contingent liability and the risks of this are discussed below.

Effect of Speculative Position Limits

The CFTC and US exchanges have established limits referred to as speculative position limits on the maximum net long or net short positions which any person or group may own, hold or control in any given futures contract or option on futures contract. In addition, pursuant to the Reform Act, the CFTC is required to implement, and is currently drafting, regulations for U.S. federal speculative position limits for futures contracts based upon the same underlying commodity for each month across contracts listed by boards of trade designated as contract markets by the CFTC, for agreements which settle against any price of contracts listed for trading on a registered U.S exchange or market, for contracts listed for trading on a foreign board of trade allowing U.S. persons to have direct access and for swap contracts with a significant price discovery function. Aspect is required to aggregate all accounts under its management (including its proprietary accounts) and those of its trading principals for the purposes of determining compliance with speculative position limits, which could limit the size of the positions Aspect can maintain on behalf of the Client.

Highly Volatile Markets

The prices of instruments in which Aspect (on behalf of the Client) may invest can be highly volatile. Price movements of forwards, futures and other derivative contracts in which the Client's assets may be invested are influenced by, among other things, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, national and international political and economic events and policies and fluctuations in currency exchange rates (which can vary greatly and are generally determined by macroeconomic conditions as well as political developments).

Differing Market Standards

Through the nature of the Investment Policy, derivatives transactions may be entered into with a range of derivative markets and with a range of counterparties. There may be wide variation between the contractual rights and obligations which Client may find in a particular derivative transaction depending on the exchange or counterparty and where the exchange or counterparty is located.

Collateral

Where the Client deposits collateral as security with a broker or counterparty, the way in which that collateral will be treated will vary according to the type of transaction and where the broker or counterparty is located.  There can be significant differences in the treatment of the Client’s collateral depending on whether Aspect (on behalf of the Client) is trading on a recognised or designated investment exchange, with the rules of that exchange (and the associated clearing house) applying, or trading off-exchange.  Deposited collateral may lose its identity as the Client’s property once transactions are undertaken by Aspect (on behalf of the Client) through such broker or counterparty.  Even if the Client’s transactions may prove profitable, the Client may not get back the same assets which it deposited as collateral and may have to accept payment in cash.

Correlation Risks

The use of futures, forwards and options involves the risk that changes in the value of the underlying reference investments will not be fully reflected in the value of the derivatives. Additionally, when an option on a futures or forward contract is exercised, the Client is subject to the risk of price movements between the time of exercise and the time of settlement.

The Broker, Client Money and Assets of the Account

To the extent that any cash is held by any of the brokers in the U.K. on behalf of the Client, it may not be treated as client money subject to the protections conferred by the FSA Rules (or the equivalent rules, if any, in any other relevant jurisdiction) and accordingly may not be segregated from each broker’s own money, and may be used by the broker in the course of its investment business.  In the event of any insolvency of a broker, the Client will rank as one of a broker’s unsecured creditors in relation to such cash.  Each broker may also take assets as collateral for existing or potential obligations by way of outright transfer of title onto its own books in relation to which the Client will rank as one of the broker's unsecured creditors and in the event of the insolvency of that broker the Client might not be able to recover such equivalent assets in full. The Client may also rank as an unsecured creditor in relation to other assets which a broker has failed to segregate in accordance with the FSA Rules or other applicable regulation.

Valuation

Owing to the overall size and concentrations in particular markets and maturities of positions that may be held by the Client from time to time, the liquidation values of the Client’s securities and other investments may differ significantly from the interim valuations of such investments derived from the valuation methods described herein.  Such differences may be further affected by the time frame within which such liquidation occurs.  Third party pricing information regarding certain of the Client's securities and other investments may at times be unavailable.  Valuations of the Client's securities and other investments may involve uncertainties and subjective judgmental determinations and if such valuations should prove to be incorrect the net asset value of the Account could be adversely affected.

Since valuations will be based on assumptions and estimates, not all of which can be confirmed, whether readily or at all, the determinations of the fair value of these investments may be materially higher than the values that the Client ultimately realises upon the maturity of the investments, or upon their sale.

Aspect will not be under any liability if a price reasonably believed by it to be the fair market value of a position is found not to be such.

Incentive Fee Risk

The Client may pay to Aspect an Incentive Fee based on the performance of the Account. This fee will be based on net realised and net unrealised gains as at the end of each calculation period. As a result an Incentive Fee may be paid on gains which may subsequently not be realised. Once an Incentive Fee has been paid, Aspect is entitled to retain such amounts paid and the Incentive Fee may not be recovered by the Client.

Investment Selection

Aspect trades derivatives on the basis of information and data made directly available to Aspect by the counterparties, information providers or through other sources. Although Aspect evaluates all such information and data and seeks independent corroboration when it considers it appropriate and when it is reasonably available, Aspect is not in a position to confirm the completeness, genuineness or accuracy of such information and data.

Dealing Arrangements

Aspect does not enter into arrangements with brokers or other third parties for the receipt of goods or services that relate to the execution of trades or the provision of research under which an investment manager executes customer orders with a specific broker.

Introduction Arrangements

Certain brokers may from time to time introduce clients to Aspect or the funds which Aspect manages without being separately remunerated for that introduction service.  Aspect has identified the potential conflicts of interest that may arise as a result of such arrangements in its conflicts of interest policy so as to ensure as far as possible that such arrangements shall not impair compliance with Aspect's duty to act in the best interests of the Client.  Further information on such arrangements shall be disclosed to the Client on request.

However, Aspect does not accept accounts introduced to it from Introducing Brokers as defined in section 1.3(mm) of the General Regulations under the U.S. Commodity Exchange Act.

Research

It is not part of Aspect’s investment policy to use research provided by any Broker to form part of the investment decision process. Aspect, as a regulated firm carries out regular reviews of the execution venues on which transactions are conducted on behalf of an Account and can confirm that each venue is closely monitored to ensure competitiveness and quality of service in line with business and regulatory expectations. To the extent that Aspect might identify a conflict of interest in this respect the necessary action would be taken.

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Any discussion of U.S. federal tax issues set forth in this Disclosure Document was written in connection with the promotion and marketing by Aspect and any selling agent(s) of the Aspect Investment Programs. Such discussion is not intended or written to be legal or tax advice to any person and is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person.  Each investor should seek advice based on its particular circumstances from an independent tax adviser.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS DISCLOSURE DOCUMENT, EACH CLIENT AND EACH EMPLOYEE, REPRESENTATIVE OR OTHER AGENT OF A CLIENT MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE U.S. FEDERAL AND STATE TAX TREATMENT AND THE U.S. FEDERAL AND STATE TAX STRUCTURE OF THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE DOCUMENT AND ALL MATERIALS OF ANY KIND (INCLUDING OPINIONS OR OTHER TAX ANALYSES) THAT ARE PROVIDED TO THE CLIENT RELATING TO SUCH TAX TREATMENT OR TAX STRUCTURE.  THIS AUTHORIZATION OF TAX DISCLOSURE IS RETROACTIVELY EFFECTIVE TO THE COMMENCEMENT OF DISCUSSIONS BETWEEN ASPECT CAPITAL LIMITED OR ITS REPRESENTATIVES AND THE CLIENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREIN.

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The Internal Revenue Code of 1986, as amended, provides that for U.S. non-corporate taxpayers who itemize deductions when computing taxable income, expenses of producing income, including “investment advisory fees,” are to be aggregated with unreimbursed employee business expenses and other expenses of producing income (collectively, “Aggregate Investment Expenses”) and the aggregate amount of such expenses and certain other deductions will be deductible only to the extent such amount exceeds 2% of a non-corporate taxpayer’s adjusted gross income.  In addition, for tax years beginning after December 31, 2012, Aggregate Investment Expenses in excess of the 2% threshold, when combined with a taxpayer’s other miscellaneous deductions for certain items, are subject to a reduction equal to 3% of the taxpayer’s adjusted gross income in excess of a certain threshold amount.  Moreover, such Aggregate Investment Expenses are miscellaneous itemized deductions which are not deductible by a non-corporate taxpayer in calculating his alternative minimum tax liability.  Such limitation could substantially reduce the deductibility for federal income tax purposes of any amounts deemed to constitute “investment advisory fees.” The fees payable to Aspect may be characterized as investment advisory fees subject to the above limitations.  EACH CLIENT MAY BE REQUIRED TO PAY TAX ON MORE THAN THE NET PROFITS GENERATED BY THE ASPECT INVESTMENT PROGRAMS.  EACH PROSPECTIVE CLIENT MUST CONSULT AND MUST DEPEND ON HIS OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE ASPECT INVESTMENT PROGRAMS.

THE PRECEDING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN INVESTING IN EACH OR ANY OF THE ASPECT INVESTMENT PROGRAMS.  THE PROSPECTIVE CLIENT IS URGED TO CONSULT WITH ITS FINANCIAL ADVISER REGARDING THE RISKS OF THE RELEVANT ASPECT INVESTMENT PROGRAM.

6.      ADVISORY FEES AND EXPENSES

Aspect will charge a Management Fee and an Incentive Fee in connection with its investment management of Clients’ Accounts.

The Management Fee will be paid whether or not an Account is profitable.  However, the Incentive Fee is payable only on cumulative profits (which may include interest income) to the extent that any such profits exceed the all-time high Net Account Value (as defined below) at the end of a previous calculation period (an “Incentive Fee Calculation Period”).

Management Fee

Aspect will charge, typically, a monthly Management Fee to a Client’s Account which will usually be 2% annually (i.e. 1/12th of 2% per month) of the Account’s Net Account Value.  Net Account Value includes all cash and cash equivalents (valued at cost plus accrued interest), plus any “notional” equity traded for the Account, plus the market value of all open futures positions in the Client’s Account and other assets of the Account, less all liabilities of the Account, both determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting.  Net Account Value is not reduced by the Management Fee being calculated or by any accrued but unpaid Incentive Fees.  The Management Fee will be pro rated for partial periods and is also payable upon the closing of an Account.

Incentive Fee

The Incentive Fee, if any, is payable at the end of each Incentive Fee Calculation Period or upon withdrawal prior to the end of an Incentive Fee Calculation Period, will usually be 20% of the New Trading Profits in the Account.  Upon a withdrawal prior to the end of an Incentive Fee Calculation Period, the Incentive Fee Calculation Period will end on the date of the withdrawal. “New Trading Profits” during any Incentive Fee Calculation Period (as agreed upon between Aspect and each Client) means the excess, if any, of the Net Account Value at the end of such Incentive Fee Calculation Period over the highest Net Account Value at the end of any preceding Incentive Fee Calculation Period (or the amount of the net capital contributions to the Account, if higher).  Incentive Fees do not reduce New Trading Profits and are charged after Management Fees.

If New Trading Profits for an Incentive Fee Calculation Period are negative, such losses carry forward (a “Loss Carryforward”) to the beginning of the next Incentive Fee Calculation Period as well as all subsequent Incentive Fee Calculation Periods, until such losses are recovered. However, to the extent that any withdrawals are made from a Client’s Account, the Loss Carryforward is proportionately reduced.  If an Account incurs losses after an Incentive Fee payment is made, Aspect will retain the payment but will receive no further Incentive Fees until the Loss Carryforward is earned back.

For purposes of calculating Incentive Fees, reductions in the notional equity in and/or the designated leverage used for an Account, as well as actual withdrawal of funds, are treated as withdrawals.

Typically, Aspect uses a monthly or quarterly Incentive Fee Calculation Period.  However, Aspect may also charge Incentive Fees over different periods.

Selling Agents

Aspect may pay selling agents a portion of the Management Fees and/or Incentive Fees that Aspect receives from a Client attributable to Accounts introduced by such selling agents.

7.      CLEARING BROKER AND COMMISSIONS

It will be necessary for a Client to select a clearing broker (or brokers, if clearing for futures and FX is split) to hold the assets of such Client’s Account.  Aspect will assist the Client in selecting a clearing broker if the Client so requests.

The Client is directly responsible for paying to the Client’s clearing broker(s) all margins, option premiums, brokerage commissions, give-up charges (which will vary depending upon the rates negotiated by the Client with respect to the clearing broker(s) and as negotiated by Aspect with respect to the executing brokers) and expenses incurred in connection with transactions effected for the Client’s Account by Aspect.   As from the date of this disclosure document, give-up fees may be expected to range from approximately $0.20 to approximately $1.50 per round turn.

It is the responsibility of the clearing broker(s), and not of Aspect, to provide the Client with any confirmations of the trades executed for the Client’s Account and any purchase and sale statements setting forth the realized gain or loss on each liquidated position and the brokerage commissions charged.

8.      CONFLICTS OF INTEREST

General

Aspect may, without prior notice to a Client, arrange, recommend, and/or effect transactions in which, or provide services in circumstances where, Aspect has, directly or indirectly, a material interest or relationship with another party that may present a potential conflict with Aspect’s duty to a Client. Certain of those transactions and services are described in this Section 8.

Trading Proprietary Accounts

Aspect, its principals and its employees may invest in commodity pools managed by Aspect, and may trade futures for their own proprietary accounts.  For their proprietary accounts, Aspect and its principals may use trading approaches that are the same as or different from the Aspect Investment Programs and any other programs currently or in the future in use by Aspect.  It is possible that Aspect and/or its principals may, from time to time, be competing with the Account for similar positions in one or several markets or may take positions in their proprietary accounts which are opposite, or ahead of, the positions taken in the Account.  Clients will not be advised of such trading, and the records of such trading will not be made available to Clients.

Trading Multiple Accounts

Aspect manages a number of accounts. Whilst Aspect has no intention of doing so, the management of multiple accounts may potentially give rise to an incentive to favour certain of such accounts over other accounts.

Because of price volatility, occasional variations in liquidity, and differences in order execution, it is impossible for Aspect to obtain identical trade execution for all of its Clients.  Such variations and differences may produce differences in performance among accounts over time.  In an effort to treat its Clients fairly when block orders for Accounts are filled at different prices, Aspect uses a proprietary system to allocate trades across accounts in a non-discretionary fashion. This system achieves a generally equitable allocation to each account, using an allocation process that is deterministic and repeatable in order to demonstrably fill each account at a price as close to the trade’s average fill price as possible.  Aspect will combine orders for Accounts and may combine orders for Accounts with trades for the accounts of Aspect and its principals and employees.  Combining orders may result in a less favourable price than that which the Client would have obtained had the Client’s order been executed separately.

Multiple Relationships with Brokers

Aspect utilizes a variety of brokers and selling agents for the Aspect Investment Programs and other investment products managed and offered by Aspect.  In certain cases, an executing broker may also act as a selling agent for the relevant Aspect product, and/or may be an investor in that product.  To the extent an executing broker also acts as selling agent, the execution fees it receives will act as an additional financial incentive, beyond any selling fees paid by the Client, to sell the Aspect product.  Additionally, an executing broker that is also an investor in an Aspect product may have more immediate information about the financial performance of that product than other investors, and the executing broker will not be prohibited from acting on such information with respect to its investment with Aspect.

Incentive Fee

The incentive fee arrangement between the Client and Aspect may create an incentive for Aspect to make trading decisions that are more speculative or subject to a greater risk of loss than would be the case if no such arrangement existed.

9.      PERFORMANCE HISTORY

Aspect advises, pursuant to the Aspect Diversified Program, certain exempt account in addition to the non-exempt account shown herein.  As at December 31, 2010 Aspect advises one exempt account and no non-exempt accounts pursuant to the Aspect Global Financials Program.  Further, there have been no non-exempt accounts traded pursuant to the Aspect Global Financials Program in the past and therefore there is no past performance history shown herein.

CFTC regulations require the disclosure of performance information for the last five full calendar years and year-to-date. All performance information is set forth in capsule format as required by CFTC regulations.

In reviewing the following performance information, prospective investors should understand that the performance presented is net of all actual fees and charges and includes interest income.  The performance of the account presented may not be indicative of the performance other accounts, traded pursuant to the same program, may have achieved.  The performance of individual accounts will vary based on, among other things, fees, size, futures contracts traded and the date trading commenced.  Although the performance presented is net of such fees and charges, the fees and charges applicable to individual accounts are not specifically described herein. However, set forth below is a general description of the charges applicable to such accounts.

Brokerage commissions are accounted for monthly and include the total amount of all brokerage commissions and other trading fees paid during the month plus or minus the change in brokerage commissions and other trading fees accrued on open positions from the preceding month.  Brokerage commissions are calculated on a round-turn basis.  During the time period presented for the Aspect Diversified Program, round-turn give-up fees have ranged from approximately $0.20 per round-turn to approximately $4.00 per round-turn.  Interest income is earned on U.S. government obligations and cash on deposit with futures commission merchants and is recorded on the accrual basis.  For the account presented, management fees are accrued monthly at a rate of 2% of Net Account Value and incentive fees are accrued monthly at a rate of 20% of New Trading Profits.

Notionally-Funded Accounts

If a Client instructs Aspect to trade its Account at a level (the “nominal account size”) which exceeds the actual funds in its Account (such excess amount the “notional equity”), the Client should be aware of the following:

1.	Subscriptions and profits will increase the nominal account size. Redemptions and losses will reduce the nominal account size.

2.
It is emphasized that the notional equity together with the actual funds result in the nominal account size, which, among others, forms the level of trading and the basis for the calculation of Management Fees and Incentive Fees by Aspect.  In particular, Management Fees are charged by reference to the nominal account size.  For example, an account that is notionally funded as to 50% and which is charged a 2% per annum Management Fee would pay a Management Fee of 4% per annum as calculated by reference to the level of actual (as opposed to notional) assets in the account.

3.
Although gains and losses, advisory fees, commissions, margins, drawdowns and leverage measured in U.S. dollar will be the same, they will be greater (namely times a factor equal to the nominal account size divided by the actual funds) when expressed as a percentage of actual funds.

4.	A Client may receive more frequent and larger margin calls.

5.
For the purpose of calculating Incentive Fees, any withdrawals of actual funds or notional equity at a time when the Account has a Loss Carryforward will result in an adjustment to such Loss Carryforward in a ratio equal to the withdrawal divided by the nominal account size prior to the withdrawal.

A prospective Client should carefully consider whether using notional equity is suitable for it in light of its financial condition and Aspect recommends in this respect to seek professional advice from a financial advisor.   A client who intends to use notional equity should read the performance tables in conjunction with the matrix below.  The matrix shows the effect of notional funding by presenting rates of return on actual funds at various levels of funding, given a certain rate of return on the nominal account size.

Matrix for Computing Performance of Notionally-Funded Accounts

When reviewing the performance tables on the following pages, Clients who intend to fund their accounts notionally should read these tables in conjunction with the adjoining matrix.  The matrix allows a Client to take (1) the actual rate of return for a given portfolio (2) at various funding levels and (3) determine the adjusted rate of return at those levels of funding.

(1) Actual Rate of Return	(2) Level of Funding
	100% Funded	75% Funded	50% Funded	25% Funded
-20.00%	-20.00%	-26.67%	-40.00%	-80.00%
-10.00%	-10.00%	-13.33%	-20.00%	-40.00%
10.00%	10.00%	13.33%	20.00%	40.00%
20.00%	20.00%	26.67%	40.00%	80.00%
	(3) Rates of Return at Various Funding Levels

CAPSULE A
REPRESENTATIVE ACCOUNT OF THE ASPECT DIVERSIFIED PROGRAM
January 2006 to December 31, 2010

The following summary performance information reflects the performance results of a representative account, which account is an investment pool, traded pursuant to the Aspect Diversified Program for the required period from January 2006 to December 2010*.  Although other accounts traded pursuant to the Aspect Diversified Program may have different leverage, fees and expenses from this representative account, Aspect believes that the performance information presented in this Capsule A more closely represents the benchmark performance of the Aspect Diversified Program as compared to the performance information in Capsule B (non-exempt accounts).  This is because different accounts, although trading the same strategy, can produce different trading results for a number of reasons including: (1) the period during which the accounts are active; (2) the account size; (3) market liquidity may not be sufficient to allow entry of an order with a sufficient number of contracts for all clients; and (4) the rate of brokerage commissions charged to an account.

NO REPRESENTATION IS MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE RESULTS SIMILAR TO THOSE SHOWN OR TO AVOID SUBSTANTIAL LOSSES.  FUTURES TRADING IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISK OF LOSS. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA: Aspect Capital Limited
Name of Program:  Aspect Diversified Program*
Inception of trading by CTA: January 12, 1998
Inception of trading in Program: December 16, 1998
Aggregate assets (excluding notional equity) in Program as at December 31, 2010**: $2,594,715,419
Aggregate assets (including notional equity) in Program as at December 31, 2010: $4,236,974,488
Aggregate assets (excluding notional equity) overall as at December 31, 2010: $2,605,764,350
Aggregate assets (including notional equity) overall as at December 31, 2010: $4,304,044,488
Aggregate assets (excluding notional equity) in representative account as at December 31, 2010: $1,220,784,697
Aggregate assets (including notional equity) in representative account as at December 31, 2010: $1,220,784,697
Number of accounts traded pursuant to the Program as at December 31, 2010: 39
Worst monthly drawdown: (9.15)% July 2008
Worst peak-to-valley drawdown: (17.14)% February 2009 to July 2009

Monthly Rates Of Return	2010	2009	2008	2007	2006
January	(2.53)%	0.55%	4.97%	2.78%	2.47%
February*	2.55%	0.71%	8.09%	(5.83)%	(1.31)%
March	3.77%	(3.61)%	(3.45)%	(1.94)%	5.31%
April	2.20%	(3.11)%	(5.21)%	4.66%	5.10%
May	(3.02)%	(2.27)%	4.20%	6.22%	(4.98)%
June	0.96%	(7.83)%	7.81%	3.68%	0.49%
July	(1.43)%	(1.51)%	(9.15)%	(5.68)%	(4.56)%
August	7.19%	4.10%	(4.27)%	(6.53)%	(0.59)%
September	1.18%	2.81%	3.91%	5.51%	0.37%
October	4.42%	(4.42)%	9.80%	7.33%	4.81%
November	(4.75)%	8.07%	5.66%	(4.21)%	0.23%
December	5.99%	(4.90)%	4.08%	3.40%	5.52%
Compound Rate of Return	16.97%	(11.79)%	27.29%	8.18%	12.84%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
SEE “NOTES TO CAPSULE PERFORMANCE INFORMATION” ON PAGES 28 - 29.

* In February 2008, Aspect Capital Limited made an allocation to a proprietary systematic trading strategy (the “Stock Sector Strategy”) within the representative account, and the level of such allocation may vary from time to time but is expected to be between 5% and 10%.  The Stock Sector Strategy is not currently applied to other accounts trading the Aspect Diversified Program.  Therefore, the performance figures for February 2008 onwards represent the adjusted performance of the representative account to exclude the effect of the Stock Sector Strategy allocation.  Because the representative account implements the Stock Sector Strategy by utilizing the excess cash from the representative account, the actual allocation of capital to the standard Aspect Diversified Program within the representative account is the same despite the representative account implementing the Stock Sector Strategy. Therefore, the adjustment is carried out by calculating the estimated gross contribution to the performance of the representative account which is attributable to the Stock Sector Strategy, removing this from the monthly performance of the representative account and adjusting the figure for any performance fee impact as appropriate.  No further adjustments to the returns are necessary since the remainder of the Aspect Diversified Program operates identically in all other accounts trading the standard Aspect Diversified Program, save for those accounts which are subject to different leverage, fees and expenses.

**   All asset numbers and the number of accounts are as at close of business on the stated date, net of month-end subscriptions and redemptions.

CAPSULE B
NON-EXEMPT ACCOUNTS OF ASPECT DIVERSIFIED PROGRAM
January 2006 to December 31, 2010

The performance capsule presented below reflects the unaudited composite monthly performance of all non-exempt client accounts managed by Aspect pursuant to the Aspect Diversified Program from January 2006 through December 2010.  All performance data has been prepared on an accrual basis in accordance with international accounting standards. The monthly rate of return is a composite rate of return and does not necessarily represent the rate of return experienced by any one account.  The monthly performance figures for each non-exempt account have been adjusted in order to: (a) include the impact of all brokerage commissions and fees charged by Aspect (such as management and performance fees); (b) include the benefit of interest accrued on the trading account; and (c) exclude the impact of all other third party fees (such as selling agent fees, wrap fees, sponsor's and administrative fees).  Since Aspect does not share in these fees or expenses and has no control over the amount and timing of such fees or expenses, Aspect believes that deducting such fees and expenses from the performance of the accounts included in the Capsule Performance Table B would not accurately represent Aspect’s trading performance for such accounts.  Information provided is not audited and it is based on a combination of figures provided by the non-exempt account clients and figures produced internally.  As such, there may be material differences between these figures and the figures presented in the audited financial statements of any one account. However, Aspect believes that the information below is accurate and fairly presented.  When reviewing past performance records, it is important to note that different accounts, even though they are traded pursuant to the same strategy, can have varying trading results.  The reasons for this include:  (1) the period during which the accounts are active; (2) the account size; (3) market liquidity may not be sufficient to allow entry of an order with a sufficient number of contracts for all clients; and (4) the rate of brokerage commissions charged to an account.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Name of CTA: Aspect Capital Limited
Name of Program: Aspect Diversified Program
Inception of trading by CTA: January 12, 1998
Inception of trading in Program: December 16, 1998
Aggregate assets (excluding notional equity) in Program as at December 31, 2010*: $2,594,715,419
Aggregate assets (including notional equity) in Program as at December 31, 2010: $4,236,974,488
Aggregate assets (excluding notional equity) in non-exempt accounts as at December 31, 2010:
$518,726,781
Aggregate assets (including notional equity) in non-exempt accounts as at December 31, 2010:
$555,087,496
Aggregate assets (excluding notional equity) overall as at December 31, 2010: $2,605,764,350
Aggregate assets (including notional equity) overall as at December 31, 2010: $4,304,044,488
Number of accounts traded pursuant to the Program as at December 31, 2010: 39
Number of open accounts traded pursuant to the Program in the composite as at December 31, 2010: 4
Worst monthly drawdown: (8.34)% July 2008
Worst peak-to-valley drawdown: (16.10)% February 2009 to July 2009
Number of profitable non-exempt accounts opened and closed during the period: 1
Range of returns experienced by profitable non-exempt accounts opened and closed during the period: 27.85%
Number of unprofitable non-exempt accounts that have opened and closed during the period: 0
Range of returns experienced by unprofitable non-exempt accounts opened and closed during the period: N/A

Monthly Rates of Return	2010	2009	2008	2007	2006
January	(2.47)%	0.38%	5.11%	2.81%	2.17%
February	2.54%	0.74%	8.53%	(5.77)%	(1.23)%
March	3.72%	(3.19)%	(1.97)%	(2.03)%	5.21%
April	2.12%	(2.94)%	(5.17)%	3.86%	5.29%
May	(3.06)%	(2.09)%	3.65%	6.20%	(4.36)%
June	1.01%	(7.45)%	7.41%	3.45%	0.42%
July	(1.43)%	(1.46)%	(8.34)%	(5.20)%	(4.47)%
August	7.36%	4.20%	(3.91)%	(6.03)%	(0.68)%
September	1.18%	2.77%	3.55%	5.34%	0.42%
October	4.16%	(4.32)%	8.78%	6.53%	4.51%
November	(4.45)%	8.21%	5.49%	(3.15)%	0.35%
December	5.76	(5.07)%	4.04%	2.96%	4.61%
Compound Rate of Return	16.90%	(10.71)%	28.56%	7.96%	12.23%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
SEE “NOTES TO CAPSULE PERFORMANCE INFORMATION” ON PAGES 28 - 29.
*   All asset numbers and the number of accounts are as at close of business on the stated date, net of month-end subscriptions and redemptions.

NOTES TO CAPSULE PERFORMANCE INFORMATION

(1)	Name of CTA is the name of the commodity trading advisor that directed the accounts included in the capsule.

(2)	Name of Program is the name of the trading program used to derive the performance included in the capsule.

(3)	Inception of trading by CTA is the date on which the trading advisor began directing client accounts.

(4)	Inception of trading in Program is the date the trading advisor began directing client accounts pursuant to the program shown.

(5)
Aggregate assets (excluding notional equity) in Program is the aggregate amount of actual assets under the management of the trading advisor in the program shown as of the end of the period covered by the capsule.  This number excludes “notional” equity.

(6)
Aggregate assets (including notional equity) in Program is the aggregate amount of total equity under the management of the trading advisor in the program shown as of the end of the period covered by the capsule.  This number includes “notional” equity.

(7)
Aggregate assets (excluding notional equity) overall is the aggregate amount of actual assets under the management of the trading advisor overall as of the end of the period covered by the capsule.  This number excludes “notional” equity.

(8)
Aggregate assets (including notional equity) overall is the aggregate amount of total equity under the management of the trading advisor overall as of the end of the period covered by the capsule.  This number includes “notional” equity.

(9)
Aggregate assets (excluding “notional” equity) in representative account is the aggregate amount of actual assets (including exempt accounts) under the management of the trading advisor in the account shown as of the end of the period covered by the capsule.  This number excludes “notional” equity.

(10)
Aggregate assets (including “notional” equity) in representative account is the aggregate amount of total equity under the management of the trading advisor (including exempt accounts) in the account shown as of the end of the period covered by the capsule.  This number includes “notional” equity.

(11)
Aggregate assets (excluding “notional” equity) in non-exempt accounts is the aggregate amount of actual assets (excluding exempt accounts) under the management of the trading advisor in the account shown as of the end of the period covered by the capsule.  This number excludes “notional” equity.

(12)
Aggregate assets (including “notional” equity) in non-exempt accounts is the aggregate amount of total equity under the management of the trading advisor (excluding exempt accounts) in the account shown as of the end of the period covered by the capsule.  This number includes “notional” equity.

(13)
Number of accounts traded pursuant to the Program is the number of accounts directed by the trading advisor pursuant to the program shown (including both exempt and non-exempt accounts) as at the date stated.

(14)	Drawdown means losses experienced by a trading program, traded by the representative account or a non-exempt account (“Trading Program”), or pool over a specified period of time.

(15)	Worst monthly drawdown is the Trading Program’s or pool’s worst monthly percentage rate of return.

(16)
Worst peak-to-valley drawdown is the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the Trading Program or pool in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value and includes the month(s) and year(s) in which it occurred.

(17)
Number of profitable non-exempt accounts opened and closed during the period is the number of non-exempt accounts traded pursuant to the program that were both opened and closed during the period presented and had a positive net lifetime rate of return.  The net lifetime rate of return is the compounded product of the Monthly Rates of Return (as defined below).

(18)
Range of returns experienced by profitable non-exempt accounts opened and closed during the period presents the highest and lowest net lifetime rate of return of all of the profitable non-exempt accounts opened and closed during the period presented.

(19)
Number of unprofitable non-exempt accounts opened and closed during the period is the number of non-exempt accounts traded pursuant to the Program that were both opened and closed during the period presented and had a negative net lifetime rate of return.

(20)
Range of returns experienced by unprofitable non-exempt accounts opened and closed during the period presents the highest and lowest net lifetime rate of return of all of the unprofitable non-exempt accounts opened and closed during the period presented.

(21)	Monthly Rates of Return for each month is the net performance divided by beginning equity, subject to certain adjustments.

(22)
Compound Rate of Return is calculated by multiplying on a compound basis each of the Monthly Rates of Return and not by adding or averaging such Monthly Rates of Return.  For periods of less than one year, the results are year-to-date.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

10.    PRIVACY POLICY STATEMENT

The following information regarding the privacy policy of Aspect is provided pursuant to applicable regulations of the CFTC.

•	Aspect collects non-public personal information about natural person Clients from the following sources:

(i)
information received from natural person Clients on account subscription documents and related forms (for example, name, address, Social Security number, birth date, assets, income, investment experience); and

(ii)	information about natural person Clients’ accounts (for example, account investments and withdrawals).

•
Aspect does not disclose any non-public personal information about natural person Clients or former natural person Clients to anyone other than in connection with the administration of the accounts and otherwise as permitted or required by law.

Aspect restricts access to non-public personal information about natural person Clients to Aspect personnel and agents who need to know that information in order to provide products or services to such Clients.  Aspect maintains physical, electronic and procedural controls in keeping with U.S. federal standards to safeguard such Clients’ non-public personal information.

SCHEDULE 2

ASPECT CAPITAL LIMITED (ASPECT)
INFORMATION ON ASPECT’S EXECUTION POLICY FOR PROFESSIONAL CLIENTS

THE INFORMATION SET OUT BELOW HAS BEEN PROVIDED FOR INFORMATION ONLY.  IT DOES NOT FORM PART OF ANY AGREEMENT WITH YOU AND IS NOT INTENDED TO BE CONTRACTUALLY BINDING

Scope and application of the Execution Policy

The requirement to provide our clients with the information set out below on Aspect's Execution Policy results from the implementation of the Markets in Financial Instruments Directive, 2004/39/EC (MiFID) in the Conduct of Business Sourcebook (COBS) of the Financial Services Authority's Handbook.

Aspect has established and implemented an Execution Policy, which is designed to allow Aspect to take all reasonable steps to obtain the best possible result for the execution of orders for your account.  This means that we have in place a policy and procedures that are designed to obtain the best possible result for the execution of your orders, subject to and taking into account the nature of your orders and the nature of the markets and products concerned.

Best execution obligation

Under COBS, Aspect is obliged to take all reasonable steps to obtain the best possible result for its clients when we execute, or place or transmit, orders with other entities for execution in respect of Financial Instruments (as defined in the Financial Services Authority's Handbook), taking into account price, costs, speed, likelihood of execution and settlement, size, nature, type and characteristics of financial instruments, characteristics of the execution venues and other relevant considerations.

Where Aspect executes an order through direct market access, it will do so having regard to the factors referred to above.

Our commitment to provide you with "best execution" does not mean that we owe you any fiduciary responsibilities over and above those resulting from our formal contractual relationship.